Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

HOMELAND SECURITY CAPITAL CORPORATION,

DEFAULT SERVICING USA, INC.,

DEFAULT SERVICING, LLC,

AND

DAL GROUP LLC

June 22, 2011

Execution Copy

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS		1

1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	3
1.3	Assumption of Liabilities	3
1.4	Excluded Liabilities	4
1.5	Closing	6
1.6	Consent of Third Parties	6
1.7	Further Assurances	7
1.8	Withholding Rights	7
1.9	Transfer Taxes	7

ARTICLE II PURCHASE PRICE; CONTINGENT PAYMENTS		7

2.1	Purchase Price	7
2.2	Contingent Payments	7
2.3	Closing Prorations and Adjustments	10
2.4	Allocation of Purchase Price	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBER		11

3.1	Organization, Good Standing and Qualification	11
3.2	Subsidiaries and Investments	11
3.3	Ownership of the Company	11
3.4	Authorization; Binding Obligation	12
3.5	Consents and Approvals	12
3.6	No Violation	12
3.7	Business Licenses	13
3.8	Title to and Condition of Properties; Sufficiency of Assets; Ownership of Assets	13
3.9	Real Property	14
3.10	Personal Property Leases	15
3.11	Environmental Matters	15
3.12	Financial Statements; No Undisclosed Liabilities	16
3.13	Absence of Certain Events	16
3.14	Legal Proceedings	18
3.15	Compliance with Laws	19
3.16	Employment Matters	19
3.17	No Brokers	21
3.18	Taxes	21
3.19	Contracts	21
3.20	Transactions With Affiliates	23
3.21	Insurance	24
3.22	Intellectual Property	24
3.23	[Reserved.]	27
3.24	Absence of Restrictions on Business Activities	27
3.25	Certain Business Practices	27
3.26	Anti-Terrorism Laws; Trading with the Enemy	27
3.27	Books and Records	28
3.28	[Reserved.]	28
3.29	Relationships with Clients and Vendors	28

Execution Copy

3.30	Solvency	28
3.31	Disclosure	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE MEMBER		29

4.1	Organization; Good Standing and Qualification	29
4.2	Authority; Execution; Enforceability	29
4.3	Title to Company Membership Percentages	29
4.4	Consents and Approvals	29
4.5	No Violation	30
4.6	Legal Proceedings	30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER AND HSCC		30

5.1	Organization; Good Standing and Qualification	30
5.2	Authorization; Binding Obligation	30
5.3	Consents and Approvals	31
5.4	No Conflict	31
5.5	No Brokers	31
5.6	Legal Proceedings	31

ARTICLE VI PRE-CLOSING COVENANTS		32

6.1	Access and Investigation	32
6.2	Conduct of Business	32
6.3	Consents and Approvals; Regulatory Filings	33
6.4	Commercially Reasonable Efforts	33
6.5	Update Schedules	34
6.6	Exclusivity	34
6.7	Confidentiality	34

ARTICLE VII ADDITIONAL COVENANTS		35

7.1	Public Announcements	35
7.2	Retention of and Access to Books and Records	35
7.3	Litigation Cooperation	35
7.4	Use of Names	35
7.5	Transition Matters	36
7.6	Accounts Receivable/Collections	36
7.7	Employment Matters	36

ARTICLE VIII CONDITIONS TO CLOSING		38

8.1	Conditions to Obligation of Each Party	38
8.2	Conditions to Obligations of the Buyer	39
8.3	Conditions to Obligations of the Company and the Member	40

ARTICLE IX SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		41

9.1	Survival of Representations, Warranties and Covenants	41
9.2	Indemnification by the Company and the Member	42
9.3	Indemnification by the Buyer and HSCC	43
9.4	Limitations on Indemnification	43
9.5	Indemnification Process	44
9.6	Other Claims	46
9.7	Fraud and Related Claims; Exclusive Remedy	46

Execution Copy

9.8	Characterization of Payments	46
9.9	Calculation of Losses	46

ARTICLE X TERMINATION		47

10.1	Termination	47
10.2	Effect of Termination	48

ARTICLE XI MISCELLANEOUS		48

11.1	Entire Agreement	48
11.2	Successors and Assigns; No Third Party Beneficiaries	49
11.3	Amendment and Waiver	49
11.4	Expenses	49
11.5	Execution of Agreement	49
11.6	Governing Law; Venue	49
11.7	Specific Performance	49
11.8	Interpretation	50
11.9	Severability	50
11.10	Notices	50
11.11	Representation by Counsel	51
11.12	Construction	51
11.13	Waivers	52
11.14	Third Party Beneficiaries	52
11.15	Bulk Sales Law	52
11.16	Waiver of Jury Trial	52

Execution Copy

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Legal Opinion

SCHEDULES:

Schedule I	Index of Defined Terms; Table of Definitions

Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(c)	Approvals and Orders
Schedule 1.1(d)	Credits, Refunds, Prepaid Expenses Etc.
Schedule 1.1(h)	Telephone and Facsimile Numbers
Schedule 1.1(i)	Real and Personal Property
Schedule 1.2(i)	Certain Excluded Assets
Schedule 1.3(b)	Accrued Vacation
Schedule 1.4(p)	Certain Excluded Liabilities

Company Disclosure Schedule
Member Disclosure Schedule

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 22, 2011, is made by and among Homeland Security Capital Corporation, a Delaware corporation (“HSCC”), Default Servicing USA, Inc., a Delaware corporation (“Buyer”), Default Servicing, LLC, a Delaware limited liability company (the “Company”), DAL Group, LLC, a Delaware limited liability company, and the sole member of the Company (the “Member”), and Timios, Inc., solely for purposes of Section 10.1(b) hereof.

WHEREAS, the Company is engaged in the business of providing real estate owned liquidation related services, including property inspection, eviction, and broker assignment services (the “Business”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company wishes to sell, assign and transfer to the Buyer, and the Buyer wishes to purchase from the Company, all of the assets and properties owned, used or held for use by the Company, and the Buyer is willing to assume from the Company certain Liabilities;

WHEREAS, the Member owns the entire membership percentage of the Company;

WHEREAS, as a condition and material inducement to the Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, Mrs. Jenny Johnson (the “Designated Employee”) has entered into an employment agreement with the Company, dated as of the date hereof, which agreement shall become effective as of the Closing Date (the “Employment Agreement”);

WHEREAS, as a condition and material inducement to the Buyer consummating the transactions contemplated by this Agreement, each of the Company and the Member shall enter into, prior to the Closing, a non-competition, non-solicitation and confidentiality agreement with the Buyer in substantially the form attached hereto as Exhibit A (each, a “Non-Competition Agreement”); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule I attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1         Purchase and Sale of Assets.  At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Company shall sell, assign, transfer and deliver to the Buyer, and relinquish to the Buyer (together with its successors and assigns) in perpetuity, free and clear of all Liens, all right, title and interest in and to all of the Acquired Assets.  As used in this Agreement, the term “Acquired Assets” means all of the assets, properties, rights, interests and goodwill of the Company of every kind and nature whatsoever, whether real, personal or mixed, tangible or intangible, wherever located, owned, used or held for use by the Company, including the following, but excluding the Excluded Assets:

Execution Copy

(a)          all sales Contracts pursuant to which the Company has agreed to provide services to customers and (ii) all other Contracts listed on Schedule 1.1(a) attached hereto (collectively, the “Assigned Contracts”);

(b)          all tangible personal property of the Company, including, all equipment, machinery, tools, molds, furniture, fixtures, office equipment, computers, communications equipment, supplies, spare and replacement parts and other physical assets of the Company (including the tangible personal property listed on Schedule 1.1(b) attached hereto);

(c)          all rights of the Company, to the extent transferable, under all Approvals and Orders relating to the operation of the Business, including those listed on Schedule 1.1(c) attached hereto;

(d)          all rights of the Company with respect to all credits, refunds, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, including those listed on Schedule 1.1(d) attached hereto;

(e)          all accounts receivable, notes receivable, Indebtedness, and other rights to payment payable or otherwise owed to the Company (collectively, the “Accounts Receivable”);

(f)           all Company Intellectual Property, including the business name “Default Servicing, LLC” and derivations thereof, and all goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, together with all claims against third parties for profits and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith), court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of any Company Intellectual Property, together with the right to sue for, and collect the same, or to sue for injunctive relief, for the Buyer’s own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives;

(g)          all Books and Records of the Company located in Louisville, Kentucky or accessible using the Res.Net online real estate systems, access to all financial Books and Records located in Plantation, Florida, and all human resources Books and Records for the Transferred Employees, to the extent permissible by law (collectively, the “Transferred Books and Records”);

(h)          all telephone numbers and facsimile numbers, including those listed on Schedule 1.1(h) attached hereto;

(i)           all real and personal property interests and rights hereunder (including leasehold interests, licenses, and occupancy rights, collocation rights, easements, servitudes and access to rights-of-way) relating to real or personal property, including the real and personal property listed on Schedule 1.1(i) attached hereto;

Execution Copy

(j)           all claims, demands, causes of action, rights of recovery, rights of set-off, rights of recoupment, guarantees, warranties, indemnities and similar rights of the Company relating to the Acquired Assets or the Business and all rights to proceeds under insurance policies and indemnity agreements relating to the Acquired Assets or the Business, except to the extent related to the Excluded Assets or the Excluded Liabilities;

(k)          all improvements and fixtures to the real property leased by the Company; and

(l)           all goodwill of the Company.

1.2         Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 above, the following assets and property of the Company are to be retained by the Company and shall not constitute Acquired Assets (collectively, the “Excluded Assets”):

(a)          all Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound, other than the Assigned Contracts (the “Excluded Contracts”);

(b)          all rights of the Company under this Agreement and the Related Agreements;

(c)          all cash and bank accounts of the Company;

(d)          all minute books and equity records of the Company;

(e)          subject to the provisions of Section 1.1(j), all insurance policies of the Company;

(f)           all personnel records of all Company Employees other than Transferred Employees and all medical records and other medical information of Transferred Employees that the Company is prohibited by Law from transferring to the Buyer;

(g)          all Employee Benefit Plans of the Company and all assets related thereto;

(h)          all payments from closings on properties listed by the Company that occur prior to the Closing Date; and

(i)           those assets specifically set forth in Schedule 1.2(i) attached hereto.

1.3         Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume from the Company only the following liabilities and obligations (the “Assumed Liabilities”):

Execution Copy

(a)          contractual obligations of the Company arising after the Closing under any of the Assigned Contracts to the extent that the Company’s rights thereunder are actually (with consent where required) assigned to the Buyer; provided, that, the Buyer shall not assume, and does not hereby agree to pay, discharge or perform, (i) any Damages relating in any manner to or arising from any breach or default of the Company of any Assigned Contract occurring on or prior to the Closing Date regardless of whether the Company discloses such breach or default pursuant to this Agreement, or (ii) any Liability to indemnify any Person under such Assigned Contract arising from or relating to any act or omission occurring prior to the Closing

(b)          the Accrued Vacation with respect to the Transferred Employees, as set forth on Schedule 1.3(b).

1.4         Excluded Liabilities.  Except as expressly assumed pursuant to Section 1.3, the Buyer is not assuming and shall not have any liability or obligation whatsoever for any Liabilities of the Company or any of its predecessors or Affiliates whatsoever, whether or not arising out of the ownership or operation of the Business or the Acquired Assets, all of which will be retained and satisfied when due by the Company (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Buyer shall not assume or be deemed to assume any of the following Liabilities, all of which shall constitute Excluded Liabilities:

(a)          any Liabilities arising under or relating to any written or oral Contract to which the Company or its assets or properties are otherwise subject or bound, other than Liabilities arising under the Assigned Contracts to the extent provided in Section 1.3(a);

(b)          any Liabilities of the Company or any of its predecessors or Affiliates in respect of any Indebtedness, trade payables, accrued expenses or Company Transaction Expenses, except to the extent provided in Section 1.3(b);

(c)          any Liabilities of the Company or any of its predecessors or Affiliates to any Affiliate or current or former member, option holder or holder of other equity interests of the Company or any of its predecessors or Affiliates;

(d)          any Liabilities of the Company or any of its predecessors or Affiliates for or in respect of Taxes, including any sales Taxes or Taxes resulting from or relating to the consummation of the transactions contemplated hereby (including any Taxes that may become due as a result of any bulk sales or similar tax that may be assessed against the Company following the Closing);

(e)          any Liabilities of the Company to any present or former manager, member, officer, employee, consultant or independent contractor of the Company or any of its predecessors or Affiliates, or any of their respective spouses, children, other dependents or beneficiaries, including any and all Liabilities arising under any federal, state, local or foreign Laws or Orders (including those relating to employee health and safety);

(f)           any Liabilities of the Company or any of its predecessors or Affiliates for any Actions against the Company or any of its predecessors or Affiliates, including any Actions pending or threatened against the Company or any of its predecessors or Affiliates as of the Closing Date;

Execution Copy

(g)          any Liabilities of the Company or any of its predecessors or Affiliates arising out of or resulting from and violation of or non-compliance with any federal, state, local or foreign Laws or Orders;

(h)          any Liabilities of the Company or any of its predecessors or Affiliates arising out of, relating to or resulting from any obligation to indemnify any Person (other than pursuant to an Assigned Contract to the extent assumed pursuant to Section 1.3(a));

(i)           any Liabilities of the Company arising under this Agreement or any of the Related Agreements;

(j)           any Liabilities resulting from or relating to products sold or services performed by the Company or any of its predecessors or Affiliates, including any warranty Liabilities;

(k)          any Liabilities relating to, based in whole or in substantial part on events or conditions occurring or existing in connection with, or arising out of, the shutdown prior to the Closing of any of the operations and facilities utilized by the Company in connection with the Business, including any action prior to the Closing that could be construed as a “plant closing” or “mass layoff,” as those terms are defined in WARN, or any “employment loss,” as defined in WARN, that any Company Employee may suffer or may be deemed to suffer prior to the Closing;

(l)           any Liabilities of the Company or any of its predecessors or Affiliates based upon such Person’s acts or omissions occurring after the Closing;

(m)         any Liabilities arising under or with respect to any Employee Benefit Plan or any benefit, tax or compensation Liability of any ERISA Affiliate;

(n)         any Liabilities of the Company arising in connection with or in any way relating to any property now or previously owned, leased or operated by the Company, its predecessors or Affiliates, or any activities or operations occurring or conducted at any real property now or previously owned, operated or leased by the Company, its predecessors or Affiliates (including offsite disposal), including any Liabilities which arise under or relate to any Environmental Laws;

(o)          any other Liabilities attributable in any manner to the Excluded Assets; and

(p)         any Liabilities set forth on Schedule 1.4(p) attached hereto.

The disclosure of any obligation or Liability on any schedule to this Agreement shall not create an Assumed Liability or other Liability of the Buyer, except where such disclosed obligation has been expressly assumed by the Buyer as an Assumed Liability in accordance with provisions of Section 1.3 hereof.

Execution Copy

1.5         Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures commencing at 10:00 a.m. (EDT), on the third (3rd) Business Day following the date on which all of the conditions set forth in Article VIII have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time and/or date is agreed to in writing by the Member and  Buyer (such time and date being herein called the “Closing Date”).  For financial and accounting purposes, the Closing shall be deemed to have occurred as of 12:01 a.m. (EDT) on the Closing Date.

1.6         Consent of Third Parties.

(a)          Notwithstanding anything in this Agreement or in any Related Agreement to the contrary, neither this Agreement nor any such Related Agreement shall constitute an agreement to assign or otherwise transfer, or require the Buyer to assume any obligations under, any Assigned Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective, would affect adversely the rights of the Buyer thereunder or would violate any applicable law.  If any such consent has not been obtained as of the Closing Date and the Buyer nevertheless determines to proceed with the Closing, the Buyer may waive the closing condition that such consent be delivered at the Closing, and the Company shall use its best efforts to obtain such consent following the Closing, and the Buyer will provide reasonable cooperation to the Company in seeking to obtain any such consent.  The Company shall pay and discharge any and all out-of-pocket costs or expenses of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date.

(b)          If any Assigned Contract is not transferred to the Buyer at the Closing pursuant to this Agreement, the Company shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer all of the benefits of, and to have the Buyer assume the burdens, liabilities, obligations and expenses expressly assumed by the Buyer hereunder with respect to, such Assigned Contract.  In such event, until such consent has been obtained, (i) the Buyer shall use commercially reasonable efforts to perform in the Company’s name, and, in respect of the incremental costs incurred by the Buyer in performing in the Company’s name, at the Company’s expense, all of the Company’s obligations with respect to each Assigned Contract; provided, however, that the Company shall not be required to take any action in performing such obligations which, in the Buyer’s reasonable judgment, would subject the Buyer to any Liability or an unreasonable risk of incurring any such Liability and (ii) the Company shall take all actions reasonably requested by the Buyer to enforce for the benefit of the Buyer any and all rights of the Company with respect to any such Assigned Contract.

(c)          The Company hereby authorizes the Buyer to perform all of its obligations after the Closing with respect to all Assigned Contracts that are not assigned to the Buyer at the Closing and the Company hereby grants to the Buyer a power of attorney to act in the name of the Company with respect thereto.  Such power of attorney shall be coupled with an interest and shall be irrevocable.  The Company agrees to remit promptly to the Buyer all collections or payments received by the Company in respect of all such Assigned Contracts, and shall hold all such collections or payments in trust for the benefit of, and promptly pay the same over to, the Buyer; provided, however, that nothing herein shall create or provide any rights or benefits in or to third parties.

Execution Copy

(d)          Nothing in this Section 1.6 shall be deemed to modify in any respect any of the Company’s representations or warranties set forth herein or be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.1.

1.7         Further Assurances.  At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Company will, and the Member will cause the Company to, execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title in and to, the Acquired Assets, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

1.8         Withholding Rights.  The Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Tax Laws.  Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.9         Transfer Taxes.  All sales (including bulk sales), transfer and similar Taxes, if any, payable in connection with the transactions contemplated hereby shall be paid, jointly and severally, by the Company and the Member.

ARTICLE II

PURCHASE PRICE; CONTINGENT PAYMENTS

2.1         Purchase Price.  The aggregate purchase price (the “Purchase Price”) payable for the Acquired Assets shall be (i) Five Hundred Thousand Dollars ($500,000), reduced by an amount that is equal to one half of the Accrued Vacation (the “Base Purchase Price”), plus (ii) Contingent Payment Amount that becomes payable pursuant to Section 2.2.  At the Closing, the Buyer shall pay or cause to be paid to the Company the Base Purchase Price by wire transfer of immediately available funds to a United States bank account designated by the Company to the Buyer in writing.

2.2         Contingent Payments.

(a)          The Company shall be eligible to earn an aggregate of up to an additional amount equal to Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) less an amount equal to (i) fifty percent (50%) of the Pre-Closing Revenue from and including June 1, 2011 through June 17, 2011, plus (ii) forty percent (40%) of the Pre-Closing Revenue from and including June 18, 2011 through the day before the Closing Date (the “Maximum Contingent Payment Amount”) in contingent payments depending upon Net Revenue during each Measurement Period, on the terms and conditions set forth in this Section 2.2 (any amount earned pursuant to this Section 2.2, a “Contingent Payment Amount”).  For purposes of this Section 2.2(a), “Pre-Closing Revenue” shall mean the aggregate dollar amount of revenues (net of credits, discounts, refunds, rebates and returns) recognized by the Company, calculated in accordance with GAAP and the Company’s accounting principles.  Within ten (10) Business Days following the Closing, the Company shall deliver to the Buyer a certificate certified by the President of the Company setting forth the calculation of the Maximum Contingent Payment Amount.  If the Buyer objects to the calculation of the Maximum Contingent Payment Amount, the Buyer shall deliver to the Company within ten (10) Business Days following the Buyer’s receipt of the Company’s calculation of the Maximum Contingent Payment Amount a written notice setting forth in reasonable detail such objections (a “Maximum Contingent Payment Amount Objection Notice”), together with all supporting documentation.

Execution Copy

(b)          Within thirty (30) days following the end of each calendar month in each of the calendar years 2011, 2012, 2013 and 2014 (each, a “Measurement Period”) commencing with the calendar month in which the Closing Date occurs, the Buyer, in good faith, shall calculate the Net Revenue (which Net Revenue shall be pro-rated, if necessary, for the calendar month in which the Closing Date occurs) for such Measurement Period and shall deliver to the Member and the Company a certificate setting forth such calculation in reasonable detail, which calculation shall be final and binding on all parties unless the Member or the Company objects to such calculation as set forth in Section 2.2(e) below.  Subject to the provisions of Section 9.2(b), within ten (10) days following the final determination of the Net Revenue for such Measurement Period, the Buyer shall pay (or, if deposited with the Escrow Agent (as defined below) pursuant to Section 2.2(e), cause the Escrow Agent to pay) to the Company an amount equal to the applicable Agreed Percentage of the Net Revenue for such Measurement Period; provided, however, that the maximum aggregate payments to which the Company shall be entitled hereunder shall not exceed the Maximum Contingent Payment Amount; provided further, however, that the Buyer shall deposit on behalf of the Company into escrow with SunTrust Bank (the “Escrow Agent”) Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($16,666.67) (“Escrow Deposit Amount”) out of the monthly Contingent Payment Amounts that are payable to the Company pursuant to this Section 2.2 for each calendar month commencing with the payment for the calendar month ending July 31, 2012 and ending once the aggregate amount deposited with the Escrow Agent pursuant to this Section 2.2(b) equals Two Hundred Fifty Thousand Dollars ($250,000) (the “Escrow Amount”); provided that if any such monthly Contingent Payment Amount is less than the Escrow Deposit Amount, then such short fall in the Escrow Deposit Amount for that month shall be payable into the escrow from future monthly Contingent Payment Amounts not already required to be deposited into the escrow pursuant to this Section 2.2(b).  The Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in a form agreed to by the Parties prior to the Closing (the “Escrow Agreement”) and to be available to satisfy claims by the Buyer Indemnified Persons for indemnification pursuant to Section 9.2(a)(viii).  Upon the third (3rd) anniversary of the Closing Date, the Escrow Amount shall be released to the Company, less any amounts used or set aside to satisfy final or unresolved claims by the Buyer Indemnified Persons for indemnification pursuant to Section 9.2(a)(viii), and, upon the satisfaction of such claims, any remaining amounts held in escrow shall be released to the Company.

Execution Copy

(c)          Upon payment of the aggregate Contingent Payment Amounts in the amount of the Maximum Contingent Payment Amount (whether such payments are placed in escrow as contemplated by Section 2.2(b) or Section 2.2(e), paid to the Company or offset pursuant to the provisions of Section 9.2(b)), then, except with respect to the Company’s right to any amounts placed in escrow pursuant to Section 2.2(b) or Section 2.2(e), the respective rights and obligations of the Company and the Buyer pursuant to this Section 2.2 shall terminate.

(d)          With respect to Section 2.2(b), the Buyer shall, upon the reasonable request of the Company, provide the Company with reasonable evidence substantiating such calculations; provided, however, that the Company shall hold all such information in strict confidence and shall not use any such information for any purpose whatsoever other than to verify the calculation of Net Revenue.

(e)          If the Company objects to the calculation of the Net Revenue or any Contingent Payment, the Company shall deliver to the Buyer within thirty (30) days following the Company’s receipt of the Buyer’s calculation of the Net Revenue a written notice setting forth in reasonable detail such objections (a “Net Revenue Objection Notice;” each Net Revenue Objection Notice or Maximum Contingent Payment Amount Objection Notice is an “Objection Notice”), together with all supporting documentation.  If the Company delivers a Net Revenue Objection Notice to the Buyer, the Buyer shall pay to the Company the amount of the applicable Contingent Payment Amount not in dispute, and shall deposit any amount in dispute into escrow with the Escrow Agent to be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.  If either the Buyer or the Company delivers an Objection Notice to the other, the Buyer and the Company shall attempt in good faith to resolve the matters set forth in the applicable Objection Notice within twenty (20) days after receipt of the same by the Buyer or the Company, as applicable.  If the Parties are unable to do so, either the Buyer or the Company may refer all remaining disputes to a nationally recognized accounting firm as mutually agreed upon by the Buyer and the Company (the “Dispute Accounting Firm”) which shall be instructed to resolve such disputes within thirty (30) days of the referral.  The Buyer and the Company shall have the right to meet jointly with the Dispute Accounting Firm during this period and to present their respective positions.  The resolution of disputes by the Dispute Accounting Firm will be set forth in writing and will be conclusive and binding upon the parties, upon the date of such resolution, absent manifest error.  In making its determination, the Dispute Accounting Firm shall consider only those items that the Company and Buyer are unable to resolve and the Dispute Accounting Firm shall be bound by the terms and conditions of this Agreement, including the definition of Net Revenue and the terms of this Section 2.2.  The Company and the Buyer will each pay their own fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the resolution of any dispute under this Section 2.2 (excluding the fees and expenses of the Dispute Accounting Firm).  The fees and expenses of the Dispute Accounting Firm pursuant to this Section 2.2(e) shall be borne by the Buyer and the Company, in inverse proportion as they may prevail on matters resolved by the Dispute Accounting Firm, which proportionate allocations shall also be determined by the Dispute Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

Execution Copy

(f)           For purposes hereof, the term “Net Revenue” shall mean the aggregate dollar amount of revenues (net of credits, discounts, refunds, rebates and returns) recognized by the Acquired Business during a Measurement Period, calculated in accordance with GAAP and the Buyer’s accounting principles; the term “Agreed Percentage” shall mean, with respect to any calendar month in the calendar year 2011, forty-five percent (45%); any calendar month in the calendar year 2012, thirty-five percent (35%); any calendar month in the calendar year 2013, thirty-five percent (35%); and any calendar month in the calendar year 2014, thirty percent (30%); and the term “Acquired Business” shall mean the Business as operated through the Buyer or its Affiliates, and all other business conducted by the Buyer following the Closing, which will maintain separate financial statements through the end of the final 2014 Measurement Period.  Net Revenue payable in connection with the sale of properties listed by the Company shall be recognized at the time of the closing of such sale, not the receipt of payment of such Net Revenue.

(g)          Neither HSCC nor Buyer may sell the Acquired Business, or any substantial portion thereof, unless the purchaser in such transaction agrees in writing enforceable by the Company and the Member to be bound by the provisions of this Section 2.2 as though it is the Buyer.  The Buyer and HSCC shall remain liable to the Member under this Section 2.2, unless they are released from such liability by the Member in writing.

2.3         Closing Prorations and Adjustments.  The following shall be prorated (any amount owed by the Buyer as a result of such proration to be referred to as the “Buyer Prorated Amount”) between the Buyer and the Company as of 12:01 a.m. (EDT) on the Closing Date, on the basis of the actual number of days elapsed during the month in which the Closing occurs, and the Buyer shall deliver to the Company the Buyer Prorated Amount within ten (10) Business Days following the Closing by a check payable to the Company:

(a)          Initial Base Rent, as defined in the Lease, dated as of July 17, 2008, by and between Commerce Crossings Business Centers, LLC and the Company (the “Office Lease”), paid on the first day of the month in which the Closing occurs; and

(b)          The portion of Annual Operating Costs, as defined in the Office Lease, paid on the first day of the month in which the Closing occurs.

2.4         Allocation of Purchase Price.  The Purchase Price shall be allocated among the Acquired Assets as proposed by the Buyer in good faith, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and shall be as set forth in a schedule produced by the Buyer and delivered to the Company within one hundred twenty (120) days following the Closing Date (the “Allocation Schedule”).  The parties shall, and shall cause their respective Affiliates to, use the allocations set forth in the Allocation Schedule (as reasonably adjusted to account for events occurring after the determination of the Allocation Schedule) for all Tax purposes, file all Tax Returns in a manner consistent with such Allocation Schedule (as adjusted) and take no tax position contrary thereto unless required to do so by a change in applicable Laws or a good faith resolution of a Tax contest.

Execution Copy

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBER

Except as disclosed by the Company in the disclosure schedule, dated as of the date of this Agreement and attached hereto (the “Company Disclosure Schedule”), the Company and the Member, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof and as of the Closing Date as follows.  The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify only the corresponding section or subsection of this Article III.

3.1         Organization, Good Standing and Qualification.

(a)          The Company is duly organized and validly existing and in good standing under the Laws of the State of Delaware.

(b)          The Company is duly qualified or licensed as a foreign limited liability company to do business and is in corporate and tax good standing under the Laws of each jurisdiction where the character of the Acquired Assets or the nature of the Business makes such qualification or licensing necessary, other than in those jurisdictions where the failure to be so qualified would not have a Business Material Adverse Effect.  The Company has all requisite power and authority and is in possession of all Approvals necessary, to own, lease and operate the Acquired Assets and to carry on the Business as it is now being conducted.  Set forth in Section 3.1(b) of the Company Disclosure Schedule is a list of (i) the jurisdictions in which the Company is qualified or licensed to transact business, (ii) every state or foreign jurisdiction in which the Company has employees or facilities and (iii) the sole member and officers of the Company.

(c)          The Company has delivered to the Buyer true and complete copies of the Company’s Organizational Documents, as amended (if applicable) and in effect as of the date hereof.

3.2         Subsidiaries and Investments.  The Company has not had, nor does it currently have, any Subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any other Person.

3.3         Ownership of the Company.  The entire membership percentage of the Company is owned beneficially and of record by the Member, and, except as set forth in Section 3.3 of the Company Disclosure Schedule, no other Person has at any time held any membership or other equity interests of the Company.  Except as represented in the preceding sentence, there are no outstanding membership or other equity interests of the Company or any options, warrants, calls, rights, agreements, arrangements or undertakings of any kind (contingent or otherwise) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any membership or other equity interests or any other securities of the Company.

Execution Copy

3.4         Authorization; Binding Obligation.  The Company has all necessary power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and the Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated herein and therein.  This Agreement has been, and each of the Related Agreements to which the Company is a party, when executed and delivered by the Company, will be, duly and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

3.5         Consents and Approvals.  Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Related Agreements to which the Company is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company do not, and the performance of this Agreement, the Related Agreements to which the Company is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company shall not, require the Company to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

3.6         No Violation.  Except as set forth in Section 3.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Related Agreements to which the Company is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed by the Company do not, and the performance of this Agreement, the Related Agreements to which the Company is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company will not, (a) conflict with or violate the Organizational Documents of the Company, (b) conflict with or violate any Law or Order applicable to the Company, or (c) result in any material breach or violation of or constitute a material default (or an event that with notice or lapse of time or both would become a breach, violation or default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any Assigned Contract or any other material Contract to which the Company is a party or is otherwise bound, or any Approval to which the Company is a party or by which the Company or the Acquired Assets are bound or affected.

Execution Copy

3.7         Business Licenses.  Section 3.7 of the Company Disclosure Schedule contains a true and complete list of all Approvals and Orders which are necessary for the ownership or operation of the Acquired Assets or the Business, or that have been issued, granted or otherwise made available to the Company, including any Approvals from Governmental Authorities (the “Business Licenses”).  Each Business License is valid and in full force and effect, no Business License is subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Business License and, to the Knowledge of Company, no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Business Licenses or would permit revocation or termination of any of the Business Licenses.  Section 3.7 of the Company Disclosure Schedule specifies the holder of each Business License.  There is no Action pending or, to the Knowledge of the Company, threatened that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Business License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Business License nor, to the Knowledge of the Company, is there any event or set of circumstances which are reasonably likely to result therein.  The Company has all Approvals that are necessary in order to enable the Company to own and operate the Acquired Assets and to conduct the Business as presently conducted.  None of the Business Licenses shall be affected by the consummation of the transactions contemplated hereby.  All Business Licenses are validly held by the Company and the Company has complied and is in compliance, in each case in all material respects, with the terms and conditions of each Business License held by it.  The Company has not received notice of any Action, and no such Action is pending, relating to the cancellation, suspension, revocation, modification or non-renewal of any Business License.

3.8         Title to and Condition of Properties; Sufficiency of Assets; Ownership of Assets.

(a)          Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, the Company is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all of the Acquired Assets purported to be owned by the Company, and the legal and valid right to use all other Acquired Assets used or held for use by the Company, free and clear of all Liens. The Company has the power and the right to sell, assign and transfer, the Company will sell and deliver to the Buyer, and upon consummation of the transactions contemplated by this Agreement the Buyer will acquire, good, valid and marketable title to all of the Acquired Assets purported to be owned by the Company and the valid, enforceable and sufficient right to use all of the Acquired Assets, free and clear of all Liens.

(b)          All tangible assets included in the Acquired Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Business due to the condition of any such assets or properties.  The Acquired Assets comprise all assets, properties, rights and Contracts used in connection with the operation of the Business, which are all of the assets, properties, rights and Contracts necessary for the operation of the Business by the Buyer following the Closing in the manner in which the Business is currently conducted.  Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, no other Person, including the Member or any Affiliate of the Company or the Member, owns or has the right to use any of the assets or property used in connection with the operation of the Business.

Execution Copy

3.9         Real Property.

(a)          The Company does not own and has never owned any real property.  Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all real property that is leased by the Company (the “Leased Real Property”) and (ii) all leases and subleases to which the Company is a party or is otherwise bound pursuant to which the Company leases or subleases real property (the “Real Property Leases”).  All Real Property Leases are in full force and effect and are the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor, to the Knowledge of the Company, the other party or parties thereto is or are in breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Company thereunder or, to the Knowledge of the Company, by the other party or parties thereto of any of the foregoing.  Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, no consent of, or notice to, any third party is required under any Real Property Lease as a result of or in connection with, and the enforceability of any such Real Property Lease will not be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.  The Company has delivered to the Buyer true and complete copies of all Real Property Leases, including all amendments thereto.

(b)          Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company holds all Leased Real Property free and clear of all Liens, claims or rights of any third parties, and the possession of the Leased Real Property (collectively, the “Premises”) by the Company has not been disturbed and no claim has been asserted against the Company adverse to its rights in such Premises.  All improvements, fixtures and structures on the Premises, and the current uses of the Premises, conform in all material respects to all applicable Laws, including building, zoning, health, safety and other Laws, and applicable zoning Laws permit the presently existing improvements and the conduct and continuation of the Business as being conducted on the Premises.  All improvements, mechanical equipment, fixtures and operating systems included in the Premises are in good operating condition and repair (ordinary wear and tear excepted) and there does not exist any condition which materially interferes with the use of such property and improvements.

(c)          The Company has not granted any leases or licenses, nor created any tenancies, affecting the Premises.  There are no other parties in possession of any portion of the Premises as trespassers or otherwise.

(d)          The Company is not a party to or is not otherwise bound by, nor is any of the Premises subject to, any Contract requiring it to pay any commissions or other compensation to any brokers or agents in connection with any of the Premises, and has had no dealings with any broker or agent with respect to the Premises upon which any such broker or agent would be entitled to a commission or other compensation.

(e)          To the Knowledge of the Company, (i) there are no Laws or Orders now in existence or, to the Knowledge of the Company, under active consideration by any Governmental Authority which would require the tenant of any Leased Real Property to make any expenditure in excess of $10,000 to modify or improve such Leased Real Property to bring it into compliance therewith and (ii) the Company is not required to expend more than $10,000 in the aggregate under all Real Property Leases to restore the Leased Real Property at the end of the term of the Real Property Leases to the condition required under the Real Property Leases (assuming the conditions existing in such Leased Real Property as of the date hereof).

Execution Copy

3.10       Personal Property Leases.  Section 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list of all personal property that is leased by the Company (the “Leased Personal Property” and, the leases covering the Leased Personal Property, collectively, the “Personal Property Leases”).  The Company is the owner and holder of the leasehold interests purported to be granted by each Personal Property Lease, and all Personal Property Leases are in full force and effect in accordance with the terms thereof and are the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor, to the Knowledge of the Company, the other party or parties thereto is or are in material breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Company thereunder or, to the Knowledge of the Company, by the other party or parties thereto of any of the foregoing.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, no consent of, or notice to, any third party is required under any Personal Property Lease as a result of or in connection with, and the enforceability of any such Personal Property Lease will not be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.  The Company has delivered to the Buyer complete and accurate copies of all Personal Property Leases, including all amendments thereto.

3.11       Environmental Matters.

(a)          The Company has materially complied and is in material compliance with all Environmental Laws, which compliance includes the possession by the Company of all Approvals required under Environmental Laws and material compliance with the terms and conditions thereof.  Section 3.11(a) of the Company Disclosure Schedule includes a list of all of the Approvals required under Environmental Laws necessary to own and operate the Acquired Assets or the Business as currently conducted and contemplated to be conducted.  There are no past or present facts, circumstances, conditions, activities or incidents, including release of any Materials of Environmental Concern at any facilities owned or operated by the Company, which could give rise to any material Liability or result in a claim against the Company or the Buyer under any Environmental Law.  There have been no releases by the Company or any of its predecessors or Affiliates of any Materials of Environmental Concern into the environment at any real property or facility formerly or currently owned or operated by the Company or any of its predecessors, or that is or was ever used by the Company or any of its predecessors.  The Company does not have Knowledge of any release by any other Person of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently operated or occupied by the Company that is or was ever used by the Company.  There is no Action pending or, to the Knowledge of the Company, threatened or other notice of violation, formal administrative proceeding or written information request by any Governmental Authority, nor has the Company received notice of any investigation by any Governmental Authority relating to any Environmental Law nor any other notice from a Governmental Authority or any other Person alleging that the Company is not in compliance with any Environmental Law or Approval required under any Environmental Law or has any Liability under any Environmental Law or for the remediation of any Materials of Environmental Concern at any property.

Execution Copy

(b)          Set forth in Section 3.11(b) of the Company Disclosure Schedule is a complete and accurate list of all environmental reports, investigations or audits (whether in hard copy or electronic form) relating to premises currently or previously owned, operated or occupied by the Company or any of its predecessors or Affiliates (whether conducted by or on behalf of the Company or any of its predecessors or Affiliates or a third party, and whether done at the initiative of the Company or a predecessor or an Affiliate or directed by a Governmental Authority or other third party) of which the Company is aware.  A complete and accurate copy of each such document has been provided to the Buyer.

3.12       Financial Statements; No Undisclosed Liabilities.

(a)          Section 3.12 of the Company Disclosure Schedule contains the following financial statements (collectively, the “Financial Statements”):

(i)         the unaudited balance sheet of the Company as of May 31, 2011 (the “Interim Balance Sheet”) and the related statements of income for the five-month period then ended; and

(ii)        the unaudited balance sheet of the Company as of December 31, 2010 (including Default Servicing, Inc. from January 1, 2010 to January 15, 2010), and the related statement of income for the respective twelve (12) month period then ended.

(b)          The Financial Statements were prepared in accordance with the books and records of the Company, in accordance with GAAP, consistently applied, except for the absence of complete footnote disclosure as required by GAAP.  The Financial Statements present fairly in accordance with GAAP the financial condition of the Company as of the dates indicated and the results of operations of the Company for the respective periods indicated, subject to changes resulting from normal, recurring period-end audit adjustments, which adjustments shall not be material.  The Financial Statements reflect the consistent application of GAAP throughout the periods involved.

(c)          Except as and to the extent the amounts are specifically accrued or disclosed in the Interim Balance Sheet, the Company does not have any Liabilities, whether or not required by GAAP to be reflected in the Interim Balance Sheet, except for (a) Liabilities under an executory portion of a Contract, (b) Liabilities for costs and expenses incurred in connection with the transactions contemplated by this Agreement, and (c) Liabilities that were incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet.

(d)          Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, the Company does not have any outstanding Indebtedness and as of the Closing, all Liens on the Acquired Assets will be discharged.

3.13       Absence of Certain Events.  Except as set forth in Section 3.13 of the Company Disclosure Schedule, since April 30, 2011, the Company has conducted the Business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Acquired Assets or the Business which, individually or in the aggregate, has had or could reasonably be expected to have a Business Material Adverse Effect (a “Business Material Adverse Change”).  As amplification and not in limitation of the foregoing, since April 30, 2011, the Company has not:

Execution Copy

(a)          incurred any material decrease in the value of any of the Acquired Assets;

(b)          suffered any loss to its property or asset used in connection with or related to the operation of the Business, or incurred any liability, damage, award or judgment for injury to the property or business of others or for injury to any person (in each case, whether or not covered by insurance) in excess of $10,000 in any one case or $25,000 in the aggregate;

(c)          made any capital expenditure or commitment in excess of $10,000 or series of capital expenditures or commitments in excess of $25,000 in the aggregate;

(d)          made any assignment, termination, modification or amendment of any Contract to which the Company was or is a party or which otherwise related to the Business, or any account receivable relating thereto, whether as a security interest or otherwise;

(e)           made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Company Employee, or agreed to pay any bonus or extra compensation or other employee benefit to any Company Employee;

(f)           paid, discharged or satisfied, in any amount in excess of $10,000 in any one case, or $25,000 in the aggregate, any Liability arising from the operation of the Business, other than payments made in the ordinary course of business of Liabilities reflected or reserved against in the Interim Balance Sheet or Liabilities incurred since that date in the ordinary course of business consistent with past practice;

(g)          made any change in the accounting principles adopted by the Company, or any change in the Company’s accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP;

(h)          sold, assigned, leased or transferred any assets (tangible or intangible) or properties, other than sales of inventory in the ordinary course of business;

(i)           amended its Organizational Documents;

(j)           made any Tax election, changed any annual Tax accounting period, amended any Tax Return, settled any income Tax Liability, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(k)          acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization;

Execution Copy

(l)           terminated the employment (or other form of engagement) or expressed any intention to terminate the employment (or other engagement) of any employee of the Company;

(m)         incurred, assumed or created any Indebtedness or guaranteed any Indebtedness of any other Person, or made, incurred, assumed, created or guaranteed any loan or made any advance or capital contribution to or investment in any Person;

(n)          cancelled or forfeited any debts or claims, waived or released any rights or claims of material value to the Company or settled any Action;

(o)          granted any license or sublicense of any rights under or with respect to, or sold, transferred or permitted to lapse, any Intellectual Property;

(p)          entered into, terminated or received notice of termination of (1) any distributorship, sales or service representative, credit, or similar agreement to which the Company is a party, or (2) any Contract or transaction, other than purchase orders in the ordinary course of business, involving a total remaining commitment by or to the Company of at least $50,000;

(q)          suffered a loss of (1) a client which has purchased at least $100,000 of products or services from the Company, or (2) a vendor which has supplied at least $100,000 of products or services to the Company;

(r)          written-off any accounts receivable of the Company or any portion thereof in excess of $10,000 individually or $25,000 in the aggregate, or any sale, assignment or disposition of any account receivable;

(s)          made any material change in the manner in which the Company extends or receives discounts or credit from customers or suppliers; or

(t)           entered into any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company to take any of the actions specified in this Section 3.13.

3.14       Legal Proceedings.

(a)          Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its officers (in their capacities as such), and the Company has not received any claim, complaint, incident, report, threat or notice of any such Action, nor does the Company know of any event or set of circumstances which are reasonably likely to result in an Action, the result of which could materially adversely affect the Company or the Acquired Assets.

(b)          Section 3.14(b) of the Company Disclosure Schedule sets forth all Actions that (i) involved the Company at any time during the past three (3) years and (ii) are no longer pending (the “Prior Actions”).  All of the Prior Actions have been concluded in their entirety and the Company does not have and will not have any Liability with respect to the Prior Actions.  The Company has provided to the Buyer all formal written communications relating to any Prior Actions between the Company and a Governmental Authority and any Orders related thereto.

Execution Copy

(c)          There are no outstanding Orders against or involving or affecting the Company, the Business or the Acquired Assets, and the Company is not in default with respect to any such Order of which it has Knowledge or which has been served upon it.

(d)          Except as set disclosed to the Buyer in connection with this Agreement, the Company has not received any material, written communication or advice from outside legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability relating to the ownership or operation of the Acquired Assets or the Business.

3.15       Compliance with Laws.  Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company has complied and is in compliance, in each case in all material respects, with all Laws applicable to it, the Acquired Assets and the Company’s ownership, use or operation thereof, and to the operation of the Business.  The Company has not received any notice, citation, summons or order to the effect that it is not in compliance with any such Laws.  No investigation or review by any Governmental Authority with respect to the Company or the Business, or, to the Knowledge of the Company, the Company’s sales agents or other representatives is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated to the Company or its Affiliates an intention to conduct the same.

3.16       Employment Matters.

(a)          Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all current Company Employees as of the date hereof and each such Company Employee’s (i) rate of pay or annual compensation (including actual or potential bonus payments and the terms of any commission payments or programs), (ii) title(s), and (iii) status and location of employment or engagement.  Section 3.16(a) of the Company Disclosure Schedule sets forth all employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts between the Company and any current or former Company Employee or under which the Company may have any Liability (each, an “Employee Agreement”).

(b)          The Company is not and, as of the Closing Date, will not be delinquent in payments to any Company Employee for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them to date or through the Closing Date.  Section 3.16(b) of the Company Disclosure Schedule sets forth a list of all outstanding loans or advances to Company Employees.

(c)          Neither the Company nor, to the Knowledge of the Company, any Company Employee, is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) relating to the relationship of such Company Employee with the Company or any other Person or has been notified that such Company Employee may be in violation of any such Contract or other legal obligation.

Execution Copy

(d)          The Company is not, and has never been, party to any collective bargaining Contract or other Contract with any labor unions or other representatives of the Company Employees nor is it under any obligation to bargain with any bargaining agent on behalf of any Company Employees.  To the Knowledge of the Company, there have not been any organization campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business.

(e)          Section 3.16(e) of the Company Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan under which current or former Company Employees (or their beneficiaries) are eligible to participate or derive a benefit or for which the Acquired Assets may be subject to any Liability.  Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Employee Benefit Plan, to modify any Employee Benefit Plan (except to the extent required by Law or to conform any such Employee Benefit Plan to the requirements of any applicable Law, in each case as previously disclosed to the Buyer in writing, or as required by this Agreement), or to adopt or enter into any Employee Benefit Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or otherwise incurred any obligation or liability (including contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or an arrangement subject to Section 501(c)(9), 419 or 419A of the Code, or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, a self insured plan providing medical benefits or a plan providing for medical or life insurance coverage beyond termination of employment (other than COBRA coverage or under similar state Laws).  Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.  Neither the Company nor any ERISA Affiliate has any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(f)           The Company and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not in material breach, default or violation of, and have no Knowledge of any breach, default or violation by any other party to each Employee Benefit Plan, and all Employee Benefit Plans have been established and maintained in material compliance with the terms thereof and requirements prescribed by any and all Laws (including ERISA and the Code) and Orders currently in effect with respect thereto.

(g)         The Company has complied in all material respects with all its obligations under Law with respect to the employment or engagement of all Company Employees, including with respect to employment practices, terms and conditions of employment, wage and hours, and the health and safety at work of their employees, and there are no claims pending or, to the Knowledge of the Company, threatened by any person in respect of employment or engagement or any accident or injury.

Execution Copy

3.17       No Brokers.  Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company, or any of its employees, officers, managers or agents, nor the Member, has employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

3.18       Taxes.

(a)          All Taxes payable by the Company have been timely paid, or, to the extent not required to have been paid, have been accrued in the Interim Balance Sheet; all federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company with respect to any such Taxes have been timely filed, and all such Tax Returns are complete and correct and have been filed in accordance with all applicable Law; all Taxes that the Company is or was required by Law to have withheld or collected, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority; no unpaid Tax deficiency has been asserted against or with respect to the Company and the Company has not received notice of any such assertion; there are no Actions pending with respect to any Taxes for which the Company is liable; the Company has not been informed by any jurisdiction that such jurisdiction believes that the Company is or was required to file any Tax Return that was not filed.  The Company has not executed or entered into any ruling or agreement with any Governmental Authority regarding Taxes or has agreed to make any adjustment to its income or deductions pursuant to a change in its method of accounting.

(b)          The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no withholding pursuant to Section 1445 of the Code will be required in connection with this Agreement or the transactions contemplated hereby.

(c)          There are no Liens with respect to Taxes upon any of the Acquired Assets.  There is no basis for the assertion of any claims for Taxes which, if adversely determined, would result in the imposition of any Lien on the Acquired Assets.

(d)          The Company has not been audited by the IRS or relevant state tax authorities.  No Tax Return of the Company is currently being audited by any Governmental Authority and no examination or audit of any such Tax Return is currently threatened in writing by any Governmental Authority.

3.19         Contracts.

(a)          Section 3.19 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company is a party or is otherwise bound or to which any of the Acquired Assets are subject (and with respect to any oral Contract provides a complete description of the terms of such Contract) (the “Scheduled Contracts”):

(i)          all notes, loans, credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other Contracts relating to Indebtedness and any Contract of suretyship or guaranty;

Execution Copy

(ii)         all employee agreements, Contracts with consultants and independent contractors, and all bonus, commission, compensation, pension, insurance, retirement, deferred compensation and other plans, Contracts and other arrangements for the benefit of any Company Employee;

(iii)        all Contracts involving an annual payment to or by the Company from or to any Person in excess of $10,00 individually or $25,000 in the aggregate with respect to all Contracts with such Person;

(iv)        all Contracts for capital expenditures in excess of $10,000 individually for any Person or $25,000 in the aggregate for all Contracts with such Person;

(v)         all client Contracts for the purchase of products or services from the Company;

(vi)        all Contracts with sales agents or other representatives;

(vii)       all Contracts for the purchase or sale of any asset or property of the Company in excess of $10,000 individually for any Person or $25,000 in the aggregate for all Contracts with such Person;

(viii)      all joint venture, partnership or other Contracts involving a share of profits or losses with another Person;

(ix)        all Contracts with any Affiliate, officer or Member of the Company or any family member or Affiliate of any officer or Member;

(x)         all Contracts pursuant to which the Company has granted or received manufacturing rights, most favored nation pricing provisions or exclusive marketing, sales or other rights relating to any product, service, technology, asset or territory;

(xi)        all sales, agency, representative, distributor, franchise or similar Contracts;

(xii)       all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii)      any material Contract which is terminable upon or prohibits a sale of substantially all of the assets of the Company;

(xiv)      all Contracts granting or permitting any Lien on any of the Acquired Assets;

(xv)       all Contracts with vendors, suppliers, manufacturers or contractors; and

Execution Copy

(xvi)      any other Contracts that are material to the Company and have not been previously disclosed pursuant to this Section 3.19.

(b)          The Company has delivered to the Buyer true and complete copies of all Assigned Contracts and Scheduled Contracts, including all amendments thereto.  The Company is not in material breach or default under the terms of any Assigned Contract and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a material breach or default by the Company, nor has the Company received any notice of any material breach or default or alleged breach or default under any Assigned Contract.  To the Knowledge of the Company, no other party to any Assigned Contract is in material breach or default under the terms thereof, and, to the Knowledge of the Company, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a material breach or default by any such party, nor has the Company received any notice of any breach or default by any such party.

(c)          The Assigned Contracts are in full force and effect and are valid and binding obligations of the Company and, to the Knowledge of the Company, the other parties thereto.  The Company has not received any notice from any other party to an Assigned Contract of the termination or threatened or anticipated termination thereof, or of any claim, dispute or controversy with respect thereto, nor does the Company Know of any event or set of circumstances which are reasonably likely to result therein.  No party to an Assigned Contract has (i) alleged any failure to perform on the part of the Company or (ii) made any claims against, or sought indemnification from, the Company as to any matter arising under or with respect to such Assigned Contract, and, to the Knowledge of the Company, neither the Company nor the Member or any of the Company’s officers has been advised that any such claims may be asserted or initiated.

(d)          Except as set forth in Section 3.19(d) of the Company Disclosure Schedule, no consent of, or notice to, any third party is required under any Assigned Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Assigned Contract will be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

(e)          With respect to any Assigned Contract, (i) the acceptance of any deliverables has not been contested; (ii) there are no outstanding requests for the removal of any of the Company’s personnel from performing services under the Contract; (iii) no penalties of any type have been assessed; and (iv) there are no pending or, to the Knowledge of the Company, threatened, contract suspension, scope reduction or curtailment actions.

3.20       Transactions With Affiliates.  Except as set forth in Section 3.20 of the Company Disclosure Schedule, no current or former manager, officer, member or employee of the Company or, to the Knowledge of the Company, any member of any such Person’s family, is a party to any transaction with the Company (including any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses) or, to the Knowledge of the Company, the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or client of the Company and, to the Knowledge of the Company, no such Person receives income from any source other than the Company which relates to the Business of, or should properly accrue to, the Company.

Execution Copy

3.21       Insurance.  The Company, the Business and the Acquired Assets are, and will through the Closing Date be, insured with reputable insurers against risks normally insured against by similar businesses under similar circumstances.  Section 3.21 of the Company Disclosure Schedule lists, by type, carrier, policy number, limits, premium and expiration date, all insurance coverage carried by the Company, together with a history of all claims made by the Company thereunder since January 15, 2010, which insurance, except as described on Section 3.21 of the Company Disclosure Schedule, will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date.  Section 3.21 of the Company Disclosure Schedule also states whether each such policy is carried on a “claims made” or “occurrence” basis.  All premiums with respect to such insurance required to be paid are currently paid and will be paid through the Closing Date.  The Company has not failed to give any notice of any claim under any such policy in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy and has no Knowledge of any threatened or proposed cancellation or non-renewal of any such policy, and the Company is otherwise in compliance with the terms of such policies.  The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.  There are no outstanding claims by the Company under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability.  The Company has not been denied or had revoked, cancelled, non-renewed or rescinded any policy of insurance.

3.22       Intellectual Property.

(a)          Section 3.22(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Trademarks (including unregistered Trademarks), and Internet domain names comprising Company Intellectual Property, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).  The Company has neither any registered or unregistered Patents or Copyrights, nor is in process of applying for any Patents or Copyrights.  All registered and applied for Trademarks included in the Company Intellectual Property are currently pending, in material compliance with all legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees with respect to Trademarks), are valid and enforceable, and are not subject to any fees, responses or actions falling due within one hundred eighty (180) days after the Closing Date.  No such Trademark or Design has been or is now involved in any cancellation proceeding before the United States Patent and Trademark Office (the “USPTO”) and, to the Knowledge of the Company, no such Action is threatened with respect to any of such Trademarks.  All Trademarks included in the Company Intellectual Property have been in continuous use by the Company since they were first used by the Company.  To the Knowledge of the Company, there has been no prior use of such Trademarks by any Person which would confer upon such Person superior rights in such Trademarks, respectively; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.  To the Knowledge of the Company, there are no Trademarks of any third party potentially conflicting with the Trademarks included in the Company Intellectual Property.

Execution Copy

(b)          Section 3.22(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Company Intellectual Property (“Licensed Intellectual Property”), whether the Company is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements, indemnification or similar obligations relating to any Licensed Intellectual Property to which the Company is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, the date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby.  The License Agreements are valid and binding obligations of the Company and to the Company’s Knowledge, of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor, to the Knowledge of the Company, the other party or parties thereto is or are in material breach or default thereunder, and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Company thereunder or, to the Knowledge of the Company, by the other party or parties thereto of any of the foregoing. Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, no consent of, or notice to, any Person is required under any License Agreement as a result of or in connection with, and the terms or enforceability of any License Agreement will not be affected by, the execution, delivery and performance of this Agreement or the Related Agreement, or the transactions contemplated hereby or thereby.  The Company has not received any notice of termination or cancellation under any License Agreements.

(c)          The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted, including all Intellectual Property necessary to use, manufacture, market and distribute the Company Services.

(d)           No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Company Intellectual Property except pursuant to the License Agreements set forth in Section 3.22(d) of the Company Disclosure Schedule.  All inventions, discoveries, Trade Secrets, ideas and works, whether or not patented or patentable or otherwise protectable under Law, created, prepared, developed or conceived by employees or independent contractors of the Company are the exclusive property of the Company and were either created, prepared, developed or conceived by (i) employees of the Company within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to the Company pursuant to enforceable written agreements.

(e)           Except as set forth in Section 3.22(e) of the Company Disclosure Schedule, the Company (i) owns exclusively all Company Intellectual Property purported to be owned by the Company, and (ii) has a valid, enforceable, freely transferable and sufficient right to use for the purposes as the Company has previously used, all Licensed Intellectual Property, free and clear of all Liens.

Execution Copy

(f)           The operation of the Business as currently conducted, the sale or use of the Company Services, and the use of the Company Intellectual Property in connection therewith has not, does not and will not, when conducted in substantially the same manner following the Closing, infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person or constitute unfair trade practices.  The Company has not received notice of any allegation that the use of any Company Intellectual Property or the conduct of the Business as currently conducted would infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person, nor is the Company aware of any basis for such a claim.  To the Knowledge of the Company, no Person is misappropriating, infringing, violating or making unlawful use of any Company Intellectual Property, nor is the Company aware of any basis for such a claim.  There is no Action pending or, to the Knowledge of the Company, threatened alleging that the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person, nor is the Company aware of any basis for such a claim.  The Company has not threatened to bring, and the Company has not brought, any Action regarding the ownership, use, validity or enforceability of any Company Intellectual Property.

(g)          The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company’s ownership or other rights in and to any of the Company Intellectual Property or under any of the License Agreements, require the Company to grant to any third party any right to any Company Intellectual Property or obligate the Company to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Company Intellectual Property.

(h)          Section 3.22(h) of the Company Disclosure Schedule lists all Software (other than off-the-shelf or shrink wrap software) which is owned, licensed or otherwise used by the Company and indicates whether such Software is subject to an escrow agreement and/or license agreement and, if so, indicates where such Software is held in escrow and identifies such license agreement.  No rights in the Software have been transferred to any third party.

(i)           Section 3.22(i) of the Company Disclosure Schedule lists all Software or other material that is distributed as Open Source Software or “free software” in connection with the operation of the Business (the “Open Source Materials”).  All of the Open Source Materials used by the Company in connection with the Acquired Assets or the Licensed Software have been used in compliance with the terms of each respective license.  The Company has not used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Acquired Assets or the Business or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of the Open Source Materials that other Software incorporated into, derived from or distributed with the Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge).

Execution Copy

(j)           The Company has taken all reasonable steps in accordance with normal industry practice to protect the Company Intellectual Property, including all rights in confidential information and Trade Secrets included in the Company Intellectual Property.  Except pursuant to enforceable confidentiality obligations in favor of the Company, there has been no disclosure to any third party of any confidential information or Trade Secrets included in the Company Intellectual Property.  No current or former employee, consultant, contractor, partner or investor of the Company is in unauthorized possession of any of the Trade Secrets or Software included in the Company Intellectual Property.

(k)          Section 3.22(k) of the Company Disclosure Schedule describes all databases used by the Company (the “Databases”).  Following the Closing, the Databases will have at least the same information and functionality as exists prior to the Closing.  No Person (other than the Company) has any right, title or interest in or to any of the information contained in any of the Databases and the Company has not sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information.  The Company has complied and is in compliance with all applicable privacy Laws, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy Laws.  Except as set forth in Section 3.22(k) of the Company Disclosure Schedule, the Company has the right to sell and assign all of its rights in and to the Databases and all information contained therein, and any such sale and assignment will not violate any privacy policy applicable to any Personally Identifiable Information contained therein at the time it was collected.

3.23       [Reserved.]

3.24       Absence of Restrictions on Business Activities.  There is no Contract or Order binding upon the Company or any of the Acquired Assets which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or the Buyer, any acquisition of property (tangible or intangible) by the Company or the Buyer, the conduct of business by the Company or the Buyer, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, the Company has not entered into any Contract under which it is restricted, or under which the Buyer would be restricted following the Closing, from selling, licensing, manufacturing or otherwise distributing any Company Services or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.25       Certain Business Practices.  Neither the Company nor any officer, employee or agent of the Company on behalf of the Company, nor the Member, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar applicable Law.

3.26       Anti-Terrorism Laws; Trading with the Enemy.

(a)          The Company is not in violation of any Anti-Terrorism Law and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Execution Copy

(b)          The Company has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

3.27       Books and Records.  The books and records of the Company delivered or made available to the Buyer are complete and accurate in all material respects and reflect the assets, liabilities, prospects, business, financial condition and results of operations of the Business and have been maintained in accordance with prudent business practices.  The minute books of the Company contain accurate and complete records, in all material respects, of all meetings held by, and actions taken by, the sole Member of the Company, and no meeting of the Members has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

3.28       [Reserved.]

3.29       Relationships with Clients and Vendors.

(a)          Section 3.29(a) of the Company Disclosure Schedule sets forth a list of each client of the Company that has generated greater than $10,000 in revenue during the Company’s 2009 or 2010 fiscal year (each, a “Material Client”).  There are not, and have not been, any material disputes with any Material Client.  Except as set forth in Section 3.29(a) of the Company Disclosure Schedule, no Material Client has cancelled, terminated, or otherwise altered its relationship with the Company nor has any current client of the Company notified the Company of any intention to do so or otherwise threatened to cancel, terminate or materially alter its relationship with the Company.  There has been no material reduction in the rate or amount of services provided to and paid by any current client of the Company.

(b)          Section 3.29(b) of the Company Disclosure Schedule sets forth a list of the ten (10) largest vendors, by dollar volume, of the Company that has supplied to the Company any product or service relating to the Business during the Company’s 2009 or 2010 fiscal year (each, a “Vendor”).  There are not, and have not been, any material disputes with any Vendor.  Except as set forth in Section 3.29(b) of the Company Disclosure Schedule, no Vendor has cancelled, terminated or otherwise altered its relationship with the Company nor has any current vendor of the Company notified the Company of any intention to do so or otherwise threatened to cancel, terminate or materially alter its relationship with the Company.

3.30       Solvency.  Except as set forth in Section 3.30 of the Company Disclosure Schedule, the Company (a) has sufficient capital to carry on the Business, (b) is able to pay its debts as they mature, and (c) is solvent, and the value of its assets, at a fair valuation, is greater than all of its debts.  The Company has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

Execution Copy

3.31       Disclosure.  Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to the Buyer by or on behalf of the Company pursuant to the terms of this Agreement contains or will contain when made any untrue statement of a material fact or omits or will omit when made to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  There is no fact within the Knowledge of the Company that has not been disclosed in this Agreement and which could reasonably be expected to have a Business Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MEMBER

Except as disclosed by the Member in the disclosure schedule, dated as of the date of this Agreement and attached hereto (the “Member Disclosure Schedule”), the Member hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows.  The Member Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and the disclosures in any section or subsection of the Member Disclosure Schedule shall qualify only the corresponding section or subsection of this Article IV.

4.1         Organization; Good Standing and Qualification.  The Member is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2         Authority; Execution; Enforceability.  The Member has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and each Related Agreement to which it is a party and to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Member of this Agreement, the performance of its obligations hereunder, and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all action on the part of the Member and, no other proceedings on the part of the Member are necessary to authorize this Agreement or to consummate the transactions so contemplated herein.  This Agreement and each Related Agreement to which such Member is, or will become, a party has been duly executed and delivered by the Member and constitutes a legal, valid and binding obligation of such Member, enforceable against the Member in accordance with its respective terms, subject to Enforceability Exceptions.

4.3         Title to Company Membership Percentages.  The Member is the record and beneficial owner of, and has good and marketable title to, the entire membership percentage of the Company.

4.4         Consents and Approvals.  Except as set forth in Section 4.4 of the Member Disclosure Schedule, the execution and delivery by the Member of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Member do not, and the performance of this Agreement, the Related Agreements to which it is a party and any instrument required by this Agreement to be executed and delivered by the Member at the Closing, shall not, require the Member to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign.

Execution Copy

4.5         No Violation.  Except as set forth in Section 4.5 of the Member Disclosure Schedule, the execution and delivery by the Member of this Agreement, the Related Agreements to which the Member is a party or any other instrument or document required by this Agreement to be executed and delivered by the Member do not, and the performance of this Agreement, the Related Agreements to which the Member is a party or any other instrument or document required by this Agreement to be executed and delivered by the Member, will not (a) conflict with or violate the Organizational Documents of the Member, (b) conflict with or violate any Law or Order, in each case, applicable to the Member or by which any of the Acquired Assets are bound, or (c) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any Contract or Approval to which the Member is a party or by which the Member or the Member’s properties are bound or affected.

4.6         Legal Proceedings.  Except as set forth in Section 4.6 of the Member Disclosure Schedule, there is no Action pending or, to the Knowledge of the Member, threatened against or materially affecting the Member that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or (b) otherwise prevent the Member from (i) executing and delivering this Agreement or the Related Agreements to which the Member is a party or (ii) performing the Member’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which the Member is a party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND HSCC

The Buyer and HSCC, jointly and severally, hereby represent and warrant to the Company and the Member:

5.1         Organization; Good Standing and Qualification.  Each of the Buyer and HSCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2         Authorization; Binding Obligation.  Each of the Buyer and HSCC has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Buyer of this Agreement, the performance of its obligations hereunder, and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all action on the part of each of the Buyer and HSCC, and no other corporate proceedings on the part of the Buyer or HSCC are necessary to authorize this Agreement or to consummate the transactions so contemplated herein.  This Agreement has been duly and validly executed and delivered by each of the Buyer and HSCC, and this Agreement constitutes a legal, valid, and binding obligation of each of the Buyer and HSCC, enforceable against each of the Buyer and HSCC in accordance with its terms, except as limited by the Enforceability Exceptions.

Execution Copy

5.3         Consents and Approvals.  The execution and delivery by each of the Buyer and HSCC of this Agreement does not, and the performance of this Agreement by each of the Buyer and HSCC shall not, require the Buyer or HSCC to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

5.4         No Conflict.  The execution and delivery by each of the Buyer and HSCC of this Agreement, the Related Agreements to which the Buyer or HSCC, as applicable, is a party or any other instrument or document required by this Agreement to be executed and delivered by the Buyer or HSCC do not, and the performance of this Agreement, the Related Agreements to which the Buyer or HSCC, as applicable, is a party or any other instrument or document required by this Agreement to be executed and delivered by the Buyer or HSCC will not (a) conflict with or violate the respective Organizational Documents of the Buyer or HSCC, (b) conflict with or violate any Law or Order applicable to the Buyer or HSCC, or any of their respective properties or assets or (c) result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any material Contract to which the Buyer or HSCC is a party, in any case, except where such conflict or breach would not have a material adverse effect on the Buyer’s or HSCC’s ability to consummate the transactions contemplated hereby.

5.5         No Brokers.  Neither the Buyer nor HSCC has employed, either directly or indirectly, nor incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

5.6         Legal Proceedings.  There is no Action pending or, to the knowledge of the Buyer or HSCC, threatened by or against or affecting the Buyer or HSCC that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement, or (b) otherwise prevent the Buyer or HSCC from (i) executing and delivering this Agreement or (ii) performing the Buyer’s or HSCC’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement.

Execution Copy

ARTICLE VI

PRE-CLOSING COVENANTS

6.1         Access and Investigation.

(a)          Between the date of this Agreement and the Closing Date, and upon reasonable notice, the Company will, and the Member will cause the Company to, (a) afford the Buyer and HSCC reasonable access, during regular business hours, to the Company’s personnel, properties (including subsurface testing), Contracts, Business Licenses, Books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company; (b) furnish the Buyer with copies of all such Contracts, Business Licenses, Books and Records and other documents and data as the Buyer may reasonably request; (c) furnish the Buyer with such additional financial, operating and other relevant data and information as the Buyer may reasonably request; (d) make available (i) the officers and employees of the Company for discussion of the Company’s businesses, properties or personnel and (ii) all Company Employees for discussion of the post-Closing employment arrangements with the Buyer as the Buyer may reasonably request; and (e) otherwise cooperate and assist, to the extent reasonably requested by the Buyer, with the Buyer’s investigation of the properties, assets and financial condition related to the Company. No investigation pursuant to this Section 6.1 or otherwise shall affect any representations, warranties, covenants or agreements of the Company or the Member set forth herein.

6.2         Conduct of Business.

(a)          Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing Date, the Company shall, and the Member agrees to cause the Company to, operate the Business in the Ordinary Course of Business, and to use all commercially reasonable efforts to:

(i)          preserve the Business intact and conserve the goodwill related thereto;

(ii)         preserve intact the present business organization of the Company and keep available the services of the Company’s officers, agents and Company Employees;

(iii)        to maintain in effect the Assigned Contracts; and

(iv)        preserve present relationships with suppliers, customers, lenders and others having business dealings with them.

(b)          In connection with the foregoing, and without limiting the generality of this Section 6.2, between the date hereof and the Closing Date, the Company shall, and the Member shall cause the Company to:

(i)          maintain the Acquired Assets in the Ordinary Course of Business in good operating order and condition, reasonable wear and tear excepted;

(ii)         continue to extend customers credit, collect receivables and pay accounts payable and similar obligations and otherwise handle short-term assets and liabilities in the Ordinary Course of Business;

(iii)        maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company;

(iv)        continue to maintain the Books and Records in accordance with GAAP;

(v)         maintain its Business Licenses and continue to actively pursue Business Licenses in process;

Execution Copy

(vi)        continue its cash management practices in the Ordinary Course of Business;

(vii)       confer with Buyer prior to implementing operational decisions of a material nature; and

(viii)      otherwise report periodically to the Buyer concerning the status of its Business, operations and finances.

(c)          Without the prior written consent of the Buyer, from the date of this Agreement and continuing until the Closing Date, the Company shall not fail to maintain in full force and effect all insurance currently in effect, hire or terminate any employee, consultant or independent contractor, change the compensation (including bonus or commission payments) payable or to become payable to its Company Employees, or grant any severance or termination pay or stock options to, or enter into or amend any Contract with any director, officer or employee of the Company, or establish, adopt, enter into or amend any bonus, compensation, stock or other equity option, deferred compensation, employment, termination, severance or other plan, agreement or arrangement for the benefit of any current or former Company Employee, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(d)          Without the prior written consent of the Buyer, from the date of this Agreement and continuing until the Closing Date, and without limiting the generality of any other provision of this Agreement, the Company shall not, and the Member shall cause the Company not to (i) create, incur, suffer to exist or assume any Lien on any of the Acquired Assets, (ii) pay, discharge, satisfy, or settle any Action or waive, assign or release any material rights or claims relating to any of the Acquired Assets or the Business, or commence any Action against a customer of the Business or (c) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.13 would be likely to occur.

6.3         Consents and Approvals; Regulatory Filings.  The Company will, and the Member will cause the Company to, use all commercially reasonable efforts and make every good faith attempt to obtain, prior to the Closing Date, all Approvals specified in Section 3.5 of the Company Disclosure Schedule.

6.4         Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions provided for in this Agreement and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VIII, as applicable to each of them.

Execution Copy

6.5         Update Schedules.

(a)          Each of the Member and the Company shall, and the Member shall cause the Company to, promptly disclose to the Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the applicable Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by the Company or the Member in this Agreement, including for purposes of Article III, Article IV or Article IX hereof, unless the Buyer shall have consented thereto in writing.

(b)          Without limiting the provisions of Section 6.5(a), prior to the Closing Date, the Company shall, and the Member shall cause the Company to, give prompt written notice to the Buyer of (i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any written notice or other written communication from any Governmental Authority in connection with any Approval regarding the transactions contemplated by this Agreement, (iii) any Action commenced or threatened in writing relating to or involving or otherwise affecting the Business or the transactions contemplated by this Agreement, (iv) the occurrence of a material breach or default or event that, with notice or lapse of time or both, would or would reasonably be expected to constitute a material breach or default under any Assigned Contract, (v) any material written notice or other material communication from any Person pursuant to any Assigned Contract, and (vi) any change, event or circumstance which would reasonably be expected to delay or impede the ability of the Company or the Member to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein or that could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

6.6         Exclusivity.  The Company and the Member grant to the Buyer the exclusive right to acquire the Acquired Business until the Final Termination Date.  The Company shall not, and the Member shall cause the Company not to, directly or indirectly (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Acquired Business, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The Member will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and the Member shall provide copies and disclose the terms thereof to the Buyer, and shall immediately cease and cause to be terminated and shall use its reasonable best efforts to cause all the Company or the Member to immediately terminate and cause to be terminated all existing discussions or negotiations with any such Persons.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate of the Company or the Member, whether or not such Person is purporting to act on behalf of the Company or the Member, shall be deemed to be a breach of this Section 6.6 by the Company or the Member, as applicable.

6.7         Confidentiality.

(a)          The confidentiality agreement between DJSP Enterprises, Inc. and all of its Affiliates, on the one hand, and HSCC and all of its Affiliates, on the other hand, dated April 12, 2011 shall continue in effect until the Closing occurs.

Execution Copy

(b)          From and after the Closing Date, the Member shall hold in confidence all confidential data or information with respect to the Company and its Business and all terms and conditions of this Agreement using the same standard of care to protect such confidential data or information or terms and conditions as it used to protect such confidential information prior to the Closing Date.

ARTICLE VII

ADDITIONAL COVENANTS

7.1         Public Announcements.  Neither the Company nor the Member shall, nor shall any of their respective Affiliates or agents (including accountants, lenders, counsel or investment bankers), without the prior written consent of the Buyer, issue any press release announcing the execution of this Agreement or the transactions contemplated hereby, or the Closing hereunder, otherwise make any public statements regarding the transactions contemplated hereby or otherwise publicly disclose any of the contents of this Agreement, except as may be determined in good faith by a party to be required by applicable Law and in such case, such party shall provide the other party with reasonable advance notice thereof.

7.2         Retention of and Access to Books and Records.  After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices the books and records relating to the Business.  Buyer shall provide the Member and its Representatives reasonable access to the Transferred Books and Records, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by the Member in such notice, including, but not limited to, verification of Contingent Payment amounts, preparation of SEC filings or response to SEC requests, preparation of financial statements or tax returns, or dealing with tax audits. After the Closing Date, the Member and the Company shall provide Buyer and its Representatives reasonable access to such books and records of the Member relating to the Business, and all Books and Records not included in the Transferred Books and Records, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by the Buyer in such notice.

7.3         Litigation Cooperation.  If the Buyer or any of its Affiliates shall become engaged or participate in any Action relating in any way to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, the Company and the Member shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, making available to such parties, without cost, all relevant records and using its commercially reasonable efforts to make available the employees of such party or its Affiliates who are reasonably expected to be helpful with respect to such Action, provided that, to the extent practicable, such employees shall be made available in a manner so as not to interfere with their employment duties in any material respect.

7.4         Use of Names.  From and after the Closing, neither the Company nor the Member shall use or permit to be used any names or other Trademarks included in the Acquired Assets or any derivations thereof.  Without limiting the foregoing, promptly following the Closing, the Company shall, and the Member shall cause the Company to, change the name of the Company to eliminate therefrom any name acquired by the Buyer hereunder.

Execution Copy

7.5         Transition Matters.  The Company and the Member shall, at no cost to the Buyer or HSCC, take all action reasonably requested by the Buyer or HSCC to effectively transition the Business, including the Acquired Assets, from the Company to the Buyer.  Without limiting the generality of the foregoing, at no cost to the Buyer or HSCC, (a) the Company or Member, as the case may be, shall forward all telephone calls, emails, correspondence, inquiries and other information relating to the Business to the Buyer in a timely and professional manner, and (b) for a period of thirty (30) days following the Closing or such longer period as the Member and HSCC mutually agree, the Member shall provide (i) assistance and support with respect to accounting and accounts payable of the Business and  (ii) access to and use of the Member’s email systems as necessary for the uninterrupted operation of the Business by the Buyer following the Closing.

7.6         Accounts Receivable/Collections.  After the Closing, the Company shall permit the Buyer to collect, in the name of the Company, all Accounts Receivable and to endorse with the name of the Company for deposit in the Buyer’s account any checks or drafts received in payment thereof.  The Company shall promptly deliver to the Buyer any cash, checks or other property that the Company may receive after the Closing in respect of any Accounts Receivable or other assets constituting part of the Acquired Assets.

7.7         Employment Matters.

(a)          On or before the Closing Date, the Buyer may offer employment to any employee of the Company as of the Closing Date as the Buyer may elect on terms acceptable to the Buyer.  The Company shall cooperate with and assist the Buyer in its efforts to secure satisfactory employment arrangements with such employees, including providing access to such employees as requested by the Buyer.  Any such employee accepting a position with the Buyer hereunder, as well as the Designated Employee, shall be referred to as a “Transferred Employee” and such Transferred Employee’s employment with the Company shall terminate effective as of the commencement date of employment with the Buyer or any of its Affiliates (with respect to each Transferred Employee, the “Transition Date”).  The Company consents to the hiring of the Transferred Employees by the Buyer or any of its Affiliates and waives in perpetuity any claims or rights arising under any non-competition, confidentiality, employment, assignment of inventions or similar Contract to which any Transferred Employee is a party after the Closing Date (other than such rights that are assigned to the Buyer pursuant to this Agreement).  Notwithstanding the foregoing, the Designated Employee shall be required to continue to maintain the confidentiality of any information of the Company or its Affiliates not related to the Business as required by the terms of any such agreement.  All Transferred Employees shall be employees at-will of the Buyer, subject to the Buyer’s employment policies, and nothing herein shall obligate the Buyer to employ any Transferred Employee for any specific time period.

(b)          From and after the Closing Date, Buyer shall provide the Transferred Employees with the same or mirror employee benefit plans, programs, and fringe benefit arrangements or policies that the Buyer or its Affiliates provide to their employees.  Buyer shall give each Transferred Employee full credit in respect of his or her service with the Company (including service with previous employers which is credited by the Company) prior to the Closing Date for purposes of eligibility, vesting, level of benefits and service under any benefit plans, benefit programs, fringe benefit plans, fringe benefit programs, and fringe benefit arrangements maintained by the Buyer or its Affiliates in which the Transferred Employee is otherwise eligible to participate (“Buyer Plans”) (to the extent that the corresponding Employee Benefit Plan currently provided to Company employees gave such credit).

Execution Copy

(c)          From and after the Closing Date, Buyer will (i) cause any pre-existing conditions or limitations and eligibility waiting periods (only to the extent such limitations or waiting periods did not apply to the Transferred Employees under the Company’s Employee Benefit Plans) under any group health plans of the Buyer or its Affiliates, in which Transferred Employees are otherwise eligible to participate, to be waived with respect to the Transferred Employees and their eligible dependents and (ii) give each Transferred Employee credit for the plan year in which the Closing Date occurs toward applicable deductibles and annual out-of-pocket limits under group health plans of the Buyer or its Affiliates, in which Transferred Employees are eligible to participate, for expenses incurred prior to the Closing Date under the Company’s Employee Benefit Plans.

(d)          As promptly as practicable, but in no event later than such date as is required by Law, the Company shall (i) pay to each Transferred Employee all wages and other compensation earned through the Closing Date, (ii) reimburse each Transferred Employee for all reimbursable expenses incurred by him or her through the Closing Date in accordance with Company policy, (iii) make all required contributions to any Employee Benefit Plans (if permissible, or if not, pay any amounts directly to each Transferred Employee) if such Transferred Employee is a participant in such plan and would otherwise be eligible for such contribution on or before the Closing Date, and (iv) make all other payments as may be owed to any employee either under any Contract, in accordance with any Company policy or practice or required by applicable Law.

(e)          The Buyer shall not have any Liability with respect to any current or former Company Employee, including, without limitation, any Transferred Employee, arising from such Company Employee’s employment or engagement with the Company or the termination of such Company Employee’s employment or engagement with the Company; provided, however, that the Buyer shall be liable for its decision to hire or not hire any Company Employee and Buyer’s violation of any state or federal law in connection with the hiring and selection of Company Employees.  Without limiting the generality of the foregoing, from and after the Closing Date, the Company shall remain solely responsible for any and all Liabilities in respect of the Company Employees and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or engagement or the actual or constructive termination of employment or engagement of any such Company Employee by the Company (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, or the operation and administration of, any Employee Benefits Plan or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of the Company in which Transferred Employees participated prior to the Closing Date and (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, or other compensation or payroll items (including, without limitation, deferred compensation), other than vacation or sick pay, earned prior to the Closing Date.  Further, the Company shall remain responsible for the payment of any and all retention, change in control, severance or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement.  The Company shall be responsible for timely compliance with all federal, state and local Laws with respect to the effect to any of its employees of the transactions contemplated by this Agreement or by any Related Agreement.  The Buyer shall, to the extent required by Law, provide COBRA coverage (and perform all obligations in connection with the provision of COBRA coverage) to the Transferred Employees and the Transferred Employees’ spouses and dependent children who have a “qualifying event” under Section 4980B of the Code on or after the Closing Date.

Execution Copy

(f)           Buyer shall grant the Transferred Employees credit for and shall assume and be responsible for (only as contemplated by Section 1.3(b)) any Company liabilities with respect to personal time off and vacation time accrued but unused or unpaid immediately prior to the Closing Date (the “Accrued Vacation”).

(g)          Effective as of the Closing Date, the Buyer shall provide workers’ compensation coverage for the Transferred Employees for periods after the Closing Date.

(h)          To the extent allowed by applicable Law, the Company shall provide the Buyer access to examine all personnel records for all Transferred Employees to the extent reasonably requested by the Buyer.

(i)           It is expressly agreed that the provisions of this Section 7.7 are not intended to be for the benefit of, or otherwise enforceable by, any third party, including any Company Employee, and no Company Employee (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1         Conditions to Obligation of Each Party.  The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)          No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other similar Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated hereby, nor shall any Action brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions, as contemplated herein, illegal.

(b)          Governmental Approvals.  All approvals of, or declarations or filings with, any Governmental Authority necessary for the consummation of the transactions contemplated hereby, if any, shall have been obtained or made.

Execution Copy

8.2         Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions provided for by this Agreement are subject, at the discretion of the Buyer, to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by the Buyer in writing:

(a)          The representations and warranties contained in Article III and Article IV of this Agreement that are qualified by “materiality,” “Business Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if originally made on and as of the Closing Date, except that those representations and warranties that are made as of a specific date shall be determined as of such date, and Buyer shall have received a certificate to such effect signed by the Member and the Company.

(b)          All of the agreements and covenants that Member and the Company are required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Buyer shall have received a certificate to such effect signed by the Member and the Company.

(c)          Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect, or any events, changes, developments or effects which, individually or in the aggregate, could reasonably be expected to have a Business Material Adverse Effect, and Buyer shall have received a certificate to such effect signed by the Member and the Company.

(d)          Each of the Approvals specified in Schedule 8.2(d) shall have been received in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect.

(e)          All loans or advances made to Company Employees or the Member shall be repaid to the Company in full prior to the Closing;

(f)           All Liens on the Acquired Assets shall have been discharged to the satisfaction of the Buyer;

(g)          Any accrued bonus liability with respect to the Transferred Employees shall have been paid in full prior to the Closing;

(h)          The Company shall have delivered to the Buyer a certificate of the Company’s President, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying as to and attaching (if applicable): (i) complete and accurate copies of the Organizational Documents of the Company, (ii) the incumbency of the officers executing this Agreement and (iii) complete and accurate copies of resolutions of the sole  Member authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of the Company in carrying out the terms and provisions hereof and thereof;

Execution Copy

(i)           The Company shall have executed and delivered to the Buyer a bill of sale, assignment and assumption agreement in substantially the form of Exhibit B attached hereto (the “Bill of Sale”);

(j)           Each of the Company and the Member shall have executed and delivered to the Buyer the Non-Competition Agreement;

(k)          As of the Closing, the Employment Agreement delivered by the Designated Employee on the date hereof shall be in full force and effect and the Designated Employee shall have performed or complied with each obligation, agreement, and covenant to be performed or complied with by such Designated Employee thereunder on or prior to the Closing Date.

(l)           The Company shall have delivered to the Buyer a certificate of legal existence and good standing from the Secretary of State of its jurisdiction of organization and any jurisdiction where the Company is qualified to do business, which certificates shall be dated no more than five (5) Business Days prior to the Closing Date;

(m)         Dykema Gossett PLLC, counsel to the Company, shall have delivered to the Buyer a legal opinion in the form attached hereto as Exhibit C;

(n)          The Company shall have delivered to the Buyer a certificate, indicating that it is not a foreign person, that complies with Treasury Regulation Section 1.1445-2(b);

(o)          No action, suit or proceeding shall have been instituted by any Person which seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the transactions contemplated herein; and

(p)          The Company and the Member shall have delivered to the Buyer such other instruments, certificates, documents or materials as may be reasonably requested by the Buyer in connection with the consummation of the transactions contemplated hereby.

8.3           Conditions to Obligations of the Company and the Member.  The obligations of the Member to consummate the transactions provided for by this Agreement are subject, in the discretion of the Member, to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Member in writing:

(a)          The representations and warranties of the Buyer and HSCC contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct on and as of the Closing Date as if originally made on and as of the Closing Date, except that those representations and warranties that are made as of a specific date shall be determined as of such date, and the Member shall have received a certificate to such effect signed by the Buyer and HSCC.

(b)          All of the agreements and covenants that the Buyer or HSCC is required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and the Member shall have received a certificate to such effect signed by the Buyer and HSCC.

Execution Copy

(c)          The Buyer shall have executed and delivered to the Company the Bill of Sale;

(d)          Each of HSCC and the Buyer shall have delivered to the Company a certificate of its respective Secretary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to and attaching (if applicable): (i) complete and accurate copies of its respective Organizational Documents, (ii) the incumbency of the officers executing this Agreement and (iii) complete and accurate copies of resolutions of its respective Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the directors and officers of HSCC and the Buyer in carrying out the terms and provisions hereof and thereof;

(e)          HSCC and Buyer shall have delivered to the Member a certificate of legal existence and corporate good standing from the Secretary of State of its jurisdiction of incorporation and any jurisdiction where it is qualified to do business, which certificates shall be dated no more than three (3) Business Days prior to the Closing Date;

(f)           No action, suit or proceeding shall have been instituted by any Person which seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the transactions contemplated herein; and

(g)          HSCC and the Buyer shall have delivered to the Company and the Member such other instruments, certificates, documents or materials as may be reasonably requested by the Company or the Member in connection with the consummation of the transactions contemplated hereby.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

9.1         Survival of Representations, Warranties and Covenants.  Subject to the provisions of this Article IX, each of the representations and warranties contained in this Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered by or on behalf of the Buyer, HSCC, the Company or the Member pursuant to this Agreement shall survive the Closing and shall terminate at 11:59 p.m. (EST) time on the date that is one (1) year after the Closing Date; provided, however, that the Excepted Representations shall survive the Closing and shall terminate at 11:59 p.m. (EST) time on the date that is sixty (60) days following the date of the expiration of the applicable statute of limitations (including any extension thereof) for the matter giving rise to the claim.  For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.”  Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect indefinitely (it being understood, for the avoidance of doubt, that the phrase “covenants and agreements” does not include representations and warranties, the survival and termination of which are addressed in the first sentence of this Section 9.1).  The parties hereto hereby acknowledge and agree that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties hereto and that they intend for the time periods to be enforced as agreed by the parties hereto.

Execution Copy

9.2         Indemnification by the Company and the Member.

(a)          The Company and the Member, jointly and severally, shall indemnify, defend and hold harmless HSCC, the Buyer and their respective Affiliates, their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing (the “Buyer Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, any Buyer Indemnified Person which arise out of or result from or as a consequence of any of the following:

(i)          the breach or inaccuracy of any representation or warranty of the Company or the Member contained in Articles III or IV of this Agreement or in any Related Agreement or any certificate delivered by the Company or the Member pursuant to this Agreement, provided that, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”), “Business Material Adverse Effect”, or any similar limitations or qualifications;

(ii)         the breach of or non-compliance with any agreement or covenant of the Company or the Member contained in this Agreement or in any Related Agreement;

(iii)        any of the Excluded Liabilities, including the failure of the Company or other Person to honor, pay, discharge or perform any Excluded Liability;

(iv)        any Taxes of any kind relating to or arising in connection with the transfer of the Acquired Assets to the Buyer, including any sales Taxes, any bulk sales or similar statute applicable to the transactions contemplated by this Agreement or the failure of any Person to comply with the provisions thereof;

(v)         the ownership of the Acquired Assets prior to the Closing and the ownership of the Excluded Assets at any time;

(vi)        the operation of the Business prior to the Closing;

(vii)       any Company Indebtedness or Company Transaction Expenses not satisfied at or prior to the Closing;

(viii)      any failure by the Company to comply with Laws applicable to it, to the Acquired Assets and to the Company’s ownership, use or operation thereof, or applicable to the operation of the Business, including, without limitation, the matters described in Section 3.15 of the Company Disclosure Schedule; or

(ix)         enforcement of this Section 9.2.

Execution Copy

(b)          Subject to the right of the Buyer or HSCC to seek specific performance and injunctive relief to enforce the terms of this Agreement, (i) any Losses which a Buyer Indemnified Person is entitled to recover pursuant to Section 9.2(a) shall be satisfied solely by reducing any Contingent Payment Amount that is payable or that becomes payable to the Company pursuant to Section 2.2 (including, any Contingent Payment Amount placed with the Escrow Agent as contemplated by Section 2.2(e) (but not Section 2.2(b)) or deposited by the Escrow Agent with a court or other party in connection with the resolution of any dispute relating to those payments) (the “Remaining Payments”) and (ii) with respect to the Losses which a Buyer Indemnified Person is entitled to recover pursuant to Section 9.2(a)(viii), such Losses shall be satisfied out of the Escrow Amount placed with the Escrow Agent as contemplated by Section 2.2(b).

9.3         Indemnification by the Buyer and HSCC.  Buyer and HSCC, jointly and severally, shall indemnify and hold harmless the Company and the Member (“Company Indemnified Persons”) from and against, and shall reimburse the Company and the Member for, any and all Losses arising out of, based upon or in any way relating to:

(a)          the breach or inaccuracy of any representation or warranty of the Buyer or HSCC contained in Article V of this Agreement or in any Related Agreement or any certificate delivered by the Buyer or HSCC pursuant to this Agreement, provided that, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”), “material adverse effect”, or any similar limitations or qualifications;

(b)          the breach of or non-compliance with any agreement or covenant of the Buyer or HSCC contained in this Agreement or in any Related Agreement;

(c)          any of the Assumed Liabilities, including the failure of the Company or other Person to honor, pay, discharge or perform any Assumed Liability;

(d)          the Buyer’s operation of the Business after the Closing Date, or ownership of the Acquired Assets after the Closing Date; provided, however that Buyer shall not have any liability under this Section 9.3(d) to the extent that any action or omission giving rise to any such Loss commenced prior to the Closing and continued following the Closing; and

(e)          enforcement of this Section 9.3.

9.4         Limitations on Indemnification.  Subject to the provisions of Section 9.7:

(a)          no indemnification shall be payable to a Buyer Indemnified Person as a result of any Losses arising under Section 9.2(a)(i) or to a Company Indemnified Person as a result of any Losses arising under Section 9.3(a) until the aggregate amount of all Losses incurred by all Buyer Indemnified Persons or Company Indemnified Persons, as applicable, exceeds $25,000 (the “Basket”), whereupon (in each case subject to Sections 9.4(b)(i) and 9.4(c)(i), as applicable, below) the Buyer Indemnified Persons or the Company Indemnified Persons, as applicable, shall be entitled to receive the amount of all Losses, including the Basket; provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any of the Excepted Representations;

Execution Copy

(b)          the maximum aggregate Losses payable to the Buyer Indemnified Persons pursuant to (i) Section 9.2(a)(i) shall be an amount equal to $250,000 (the “Mini Cap”); provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any of the Excepted Representations; (ii) Section 9.2(a)(ii) through 9.2(a)(ix) shall be an amount equal to the Remaining Payments; and (iii) Section 9.2(a)(viii) shall be an amount equal to the Escrow Amount; and

(c)          the maximum aggregate Losses payable to the Company Indemnified Persons pursuant to (i) Section 9.3(a) shall be an amount equal to the Mini Cap; provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any of the Excepted Representations; and (ii) Section 9.3(b) through 9.3(e) shall be an amount equal to $1,000,000 plus the Remaining Payments (except that the Buyer’s and HSCC’s aggregate liability for claims for Losses under Section 9.3 shall be reduced by the Mini Cap on the first anniversary of the Closing Date, except with respect to claims made by Company Indemnified Persons under Section 9.3(a) on or before the first anniversary of the Closing Date in accordance with this Agreement, which shall survive and be subject to the Mini Cap until such time as such claim(s) have been resolved).

9.5         Indemnification Process.

(a)          If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

(b)          The Indemnified Party may defend any third party claim with counsel of its own choosing, and shall act in a commercially reasonable manner and in accordance with its good faith business judgment in handling such third party claim.  All costs (including attorneys’ fees) incurred by the Indemnified Party in defending such third party claim shall be at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 9.5.  The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party.  Notwithstanding the two preceding sentences, if the Indemnifying Party (i) admits in writing its liability to the Indemnified Party hereunder with respect to such proceeding or claim; and (ii) furnishes evidence of its financial ability to indemnify the Indemnified Party reasonably satisfactory to the Indemnified Party, the Indemnifying Party may assume control of the defense at its expense through counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

(i)          the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances;

Execution Copy

(ii)         no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

(iii)        the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (A) any claim to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or (B) any claim relating to Taxes.

(c)          If the Indemnified Party elects not to defend such third party claim, the Indemnified Party shall promptly provide notice to the Indemnifying Party.  After written notice by the Indemnifying Party to the Indemnified Party of its assumption of control of the defense of any such action pursuant to this Section 9.5, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such Legal Expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances.  If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 9.5, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 9.5.  The reimbursement of fees, costs and expenses required by this Section 9.5 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

(d)          The Indemnified Party shall obtain the prior written approval of the Indemnifying Party before entering into any settlement of a third party claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld or conditioned).

(e)          The Indemnifying Party and the Indemnified Party shall make available to each other and their counsel and accountants all books and records and information relating to any third party claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all third party claims.

Execution Copy

9.6         Other Claims.  A claim for indemnification for any matter not involving a third-party claim shall be asserted by the Indemnified Party to the Indemnifying Party (or to the Indemnifying Party and the Escrow Agent in the case of a claim pursuant to Section 9.2(a)(viii)) in writing (“Notice of Claim”), setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof (the amount of liability so claimed being hereinafter referred to as the “Indemnity Claim Amount”), but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.  Any Notice of Claim sent to the Escrow Agent in connection with a claim pursuant to Section 9.2(a)(viii) shall be sent simultaneously to the Company and the Member and shall specify the date that such notice is deemed received by the Escrow Agent under the terms of the Escrow Agreement.  In addition, the Escrow Agent will be authorized in respect of such Notice of Claim to disburse within twenty (20) days after receipt of such notice (unless the Company or the Member object within fifteen (15) days of the receipt of the Notice of Claim by a written notice to the Buyer and the Escrow Agent) to the Buyer the escrow funds in an amount equal to the portion, if any, of the Indemnity Claim Amount specified in such Notice of Claim which is not objected to by the Company or the Member and will not be authorized to disburse the escrow funds in respect to such portion of the Indemnity Claim Amount which is objected to by the Company or the Member unless it has received either a joint notice of release signed by the Buyer and the Member directing the Escrow Agent to deliver all or any portion of the Escrow Amount and setting forth instructions as to payment, which joint notice the Buyer and the Member agree to deliver to the Escrow Agent promptly following resolution of any dispute with respect to the matters set forth in the Notice of Claim, or a final order by a court of competent jurisdiction, which order is not subject to appeal, directing the Escrow Agent to disburse to the Buyer all or any portion of the Escrow Amount as set forth in such final order.

9.7         Fraud and Related Claims; Exclusive Remedy.  Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Party to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Party based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Section 9.4 apply with respect to, an allegation or allegations of fraud, willful breach, or willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or any of the Related Agreements, or criminal liability.  Except for claims of fraud, willful breach, willful or intentional misrepresentation or omission of a material fact in connection with this Agreement, or criminal liability, the parties hereby acknowledge and agree that from and after the Closing, subject to the right of the Buyer to seek specific performance and injunctive relief to enforce the terms of any covenants herein, the exclusive remedy of the parties hereto with respect to any and all claims arising in connection with or relating to the transactions contemplated under this Agreement shall be pursuant to the provisions set forth in this Article IX.

9.8         Characterization of Payments.  The Parties agree that any payment pursuant to an indemnification obligation under this Article IX shall be treated for Tax purposes as an adjustment to the Purchase Price.

9.9         Calculation of Losses.  Subject to the other provisions of this Article IX, each Indemnified Party shall use commercially reasonable efforts to mitigate Losses, including seeking recovery under insurance policies and from third parties.  Any insurance proceeds or recoveries from third parties received by an indemnified party with respect to any Losses shall reduce, on a dollar-for-dollar basis, the amount payable to such Indemnified Party under the indemnification provisions of this Article IX.

Execution Copy

ARTICLE X

TERMINATION

10.1       Termination.

(a)          This Agreement may be terminated, in which case the transactions contemplated hereby shall be abandoned, at any time prior to the Closing:

(i)          by mutual written consent of the Buyer or HSCC, on the one hand, and the Member, on the other hand;

(ii)         by either the Buyer or HSCC, on the one hand, or the Member, on the other hand, upon written notice to the other Parties, if there has been a material breach of any representation or warranty, or breach or non-performance in any material respect of a covenant or agreement on the part of the other party set forth in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 8.2 or 8.3, as applicable, and is incapable of being cured, or, if capable of being cured, has not been cured by the breaching party within ten days after the non-breaching party has notified the breaching party;

(iii)        by either the Buyer or HSCC, on the one hand, or the Member, on the other hand, upon written notice to the other Parties, at any time after June 30, 2011 (the “Final Termination Date”), provided that if the Closing shall not have occurred by the Final Termination Date as the result of a breach of this Agreement, then any party responsible for such breach may not avail itself of the right under this Section 10.1, and provided further, that in any such event, the non-breaching party(ies) shall not be deprived of any remedy hereunder or at law against the breaching party, and provided further, that if the only condition precedent not met as of the Final Termination Date is that the Parties have not received all of the approvals of Governmental Authorities set forth in Section 3.5 of the Company Disclosure Schedule, then either Buyer or the Member may extend the Final Termination Date to up to one (1) month after the date of this Agreement;

(iv)        by either the Buyer or HSCC, on the one hand, or the Member, on the other hand, upon written notice to the other Parties, if a court of competent jurisdiction or Governmental Authority shall have issued an Order or taken any other Action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other Action shall have become final and non-appealable; or

Execution Copy

(v)         by the Buyer or HSCC, upon written notice to the other Parties, if there shall have been a Business Material Adverse Change.

(b)          In addition, in the event the transactions contemplated by this Agreement are not consummated on or prior to the Final Termination Date and this Agreement is terminated pursuant to this Section 10.1, upon written notice by HSCC or Timios Acquisition Corp. to the Member and Timios, Inc., the Stock Purchase Agreement by and among HSCC, Timios Acquisition Corp., the Member and Timios, Inc. dated as of May 27, 2011 shall be terminated as provided in Article IX of such agreement.

10.2       Effect of Termination.  In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith terminate and become void, and there shall be no liability on the part of any party hereto to any other and all rights and obligations of any party hereto will cease, except that (a) this Section 10.2 and Article XI shall survive any such termination and (b) nothing herein shall relieve any party from liability for any breach of this Agreement prior to the termination hereof.

ARTICLE XI

MISCELLANEOUS

11.1       Entire Agreement.  This Agreement, together with the schedules and exhibits attached hereto, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, either oral or written; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement until the consummation of the transactions contemplated hereby, at which time it shall terminate.  Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, no party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement and the Related Agreements other than those set forth in this Agreement or in the Related Agreements and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party except for the representations and warranties set forth in this Agreement or in the Related Agreements.  The parties hereto agree that, notwithstanding any access to information by any party or any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such access and right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule, exhibit or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

Execution Copy

11.2       Successors and Assigns; No Third Party Beneficiaries.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of the Buyer; provided, however, that HSCC and the Buyer shall remain liable to the Member for any payments due under this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.2.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.3       Amendment and Waiver.  This Agreement may be amended only by an instrument in writing specifically amending this Agreement signed by the Buyer, the Company and the Member.

11.4       Expenses.  Each of the parties shall bear its own fees, costs and expenses incurred in connection with this Agreement (including the preparation, negotiation and performance hereof) and the transactions contemplated hereby (including fees and disbursements of attorneys, accountants, agents, representatives and financial and other advisors) (collectively, the “Transaction Expenses”).  The Company and the Member shall pay any filing fee, if any, that is required to be paid to any Governmental Authority as a result of the transactions contemplated by this Agreement, except with respect to any filing fee for the Real Estate Corporation license or any similar license required to be obtained by the Buyer.  Notwithstanding the foregoing, in the event that a party institutes an Action to enforce its rights under this Agreement or any Related Agreement, the prevailing party in such Action shall be entitled to recover its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such Action from the losing party.

11.5       Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

11.6       Governing Law; Venue.  This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of Delaware.

11.7       Specific Performance.  The rights and remedies of the parties hereto shall be cumulative.  The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm.  Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

Execution Copy

11.8       Interpretation.  The schedules and exhibits attached hereto are an integral part of this Agreement.  All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits.  When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term $ shall mean dollars of the United States of America.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

11.9       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.10     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the day of service if served personally on the party to whom notice is given, (b) on the date of receipt if delivered by telecopy or nationally recognized overnight courier, or (c) on the third (3rd) Business Day after deposit in the U.S. mail if mailed to the party to whom notice is given by registered or certified mail, postage prepaid, return receipt requested and properly addressed as follows:

If to HSCC or the Buyer:

Homeland Security Capital Corporation
1005 North Glebe Road, Suite 550
Arlington, VA 22201
Attention:	C. Thomas McMillen
Facsimile:	(703) 528-0956

and

Execution Copy

Default Servicing USA, Inc.
5111 Commerce Crossings Drive
Suite 210
Louisville, KY 40229
Attention:	C. Thomas McMillen
Facsimile:	(502) 968-1122

with a copy (which will not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attention:	Kenneth R. Koch
Facsimile:	(212) 983-9115

If to the Company or the Member, addressed to:

DAL Group, LLC
950 South Pine Island Road
Plantation, Florida 33324
Attention:	Stephen J. Bernstein, President and CEO
Facsimile:	(786) 999-0260

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan 48243
Attention:	Thomas S. Vaughn
Facsimile:	(313) 568-6594

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the second Business Day following the date on which the piece of mail containing such communication was posted.

11.11     Representation by Counsel.  Each party hereto acknowledges that it has been or has had an opportunity to be advised by legal counsel retained by such party in its sole discretion.  Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

11.12     Construction.  The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Execution Copy

11.13     Waivers.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement.  No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

11.14     Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an indemnified person in respect of the indemnification provided in accordance with Article IX of this Agreement.  The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and no other Person may rely on such representations and warranties for any purpose whatsoever.

11.15     Bulk Sales Law.  Each party hereby waives compliance by each other with the so-called “bulk sales law” and other similar Law in any jurisdiction in respect of the transactions contemplated by this Agreement.

11.16     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page to Follow]

Execution Copy

NOW THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:

DEFAULT SERVICING USA, INC.

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	CEO

HSCC:

HOMELAND SECURITY CAPITAL CORPORATION

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	CEO

COMPANY:

DEFAULT SERVICING, LLC

By:	/s/ Stephen J. Bernstein
Name:	Stephen J. Bernstein
Title:	Vice President

MEMBER:

DAL GROUP, LLC

By:	/s/ Stephen J. Bernstein
Name:	Stephen J. Bernstein
Title:	President and CEO

Signature Page to Default Servicing Purchase Agreement

Execution Copy

SOLELY FOR PURPOSES OF SECTION 10.1(B):

TIMIOS, INC.

By:	/s/ Stephen J. Bernstein
Name:	Stephen J. Bernstein
Title:	Vice President

Signature Page to Default Servicing Purchase Agreement

Execution Copy

Schedule I
INDEX OF DEFINED TERMS

Accounts Receivable	Section 1.1(e)
Accrued Vacation	Section 7.7(f)
Acquired Business	Section 2.2(f)
Action	Schedule I
Affiliate	Schedule I
Agreed Percentage	Section 2.2(f)
Agreement	Preamble
Allocation Schedule	Section 2.6
Anti-Terrorism Laws	Schedule I
Approval	Schedule I
Assigned Contracts	Section 1.1(a)
Assumed Liabilities	Section 1.3
Base Purchase Price	Section 2.1
Basket	Section 9.4(a)
Bill of Sale	Section 8.2(i)
Books and Records	Schedule I
Business	Recitals
Business Day	Schedule I
Business Licenses	Section 3.7(a)
Business Material Adverse Change	Section 3.13
Business Material Adverse Effect	Schedule I
Buyer	Preamble
Buyer Indemnified Persons	Section 9.2(a)
Buyer Plans	Section 7.7(b)
Buyer Prorated Amount	Section 2.3(a)
CERCLA	Schedule I
Closing Date	Section 1.5
Closing	Section 1.5
COBRA	Schedule I
Code	Schedule I
Company	Preamble
Company Employee	Schedule I
Company Indebtedness	Schedule I
Company Indemnified Persons	Section 9.3
Company Intellectual Property	Schedule I
Company Services	Schedule I
Company Transaction Expenses	Schedule I
Contingent Payment Amount	Section 2.2(a)
Contracts	Schedule I
Control	Schedule I
Copyrights	Schedule I

Execution Copy

Court	Schedule I
Databases	Section 3.22(l)
Designated Employee	Recitals
Company Disclosure Schedule	Article III
Dispute Accounting Firm	2.2(e)
Employee Agreement	Section 3.16(a)
Employee Benefit Plan	Schedule I
Employment Agreement	Recitals
Enforceability Exceptions	Section 3.4
Environmental Laws	Schedule I
ERISA	Schedule I
ERISA Affiliate	Schedule I
Escrow Agent	Section 2.2(b)
Escrow Agreement	Section 2.2(b)
Escrow Amount	Section 2.2(b)
Escrow Deposit Amount	Section 2.2(b)
Excepted Representations	Schedule I
Excluded Assets	Section 1.2
Excluded Contracts	Section 1.2(a)
Excluded Liabilities	Section 1.4
Financial Statements	Section 3.12(a)
GAAP	Schedule I
Governmental Authority	Schedule I
Government Bid	Schedule I
Indebtedness	Schedule I
Indemnified Party	Section 9.5(a)
Indemnifying Party	Section 9.5(a)
Indemnity Claim Amount	Section 9.6
Intellectual Property	Schedule I
Interim Balance Sheet	Section 3.12(a)
IRS	Schedule I
Knowledge	Schedule I
Laws	Schedule I
Leased Personal Property	Section 3.10
Leased Real Property	Section 3.9(a)
Legal Expenses	Schedule I
Liabilities	Schedule I
License Agreements	Section 3.22(b)
Licensed Intellectual Property	Section 3.22(b)
Lien	Schedule I
Loss Estimate	Section 9.4(a)
Losses	Schedule I
Material Client	Section 3.29(a)
Materials of Environmental Concern	Schedule I
Maximum Contingent Payment Amount	Section 2.2(a)
Maximum Contingent Payment Amount Objection Notice	Section 2.2(a)

Execution Copy

Measurement Period	Section 2.2(b)
Member	Recitals
Mini Cap	Section 9.4(b)
Net Revenue	Section 2.2(f)
Net Revenue Objection Notice	Section 2.2(e)
Non-Competition Agreement	Recitals
Notice of Claim	Section 9.6
Objection Notice	Section 2.2(e)
Office Lease	Section 2.3(a)
Open Source Materials	Section 3.22(i)
Order	Schedule I
Ordinary Course of Business	Schedule I
Organizational Documents	Schedule I
Patents	Schedule I
Person	Schedule I
Personal Property Leases	Section 3.10
Personally Identifiable Information	Schedule I
Premises	Section 3.9(b)
Pre-Closing Revenues	Section 2.2(a)
Prior Actions	Section 3.14(b)
Purchase Price	Section 2.1
Real Property Leases	Section 3.9(a)
Regulation	Schedule I
Related Agreements	Schedule I
Remaining Payments	Section 9.2(b)
Scheduled Contracts	Section 3.19(a)
Software	Schedule I
Subsidiary	Schedule I
Survival Date	Section 9.1
Tax or Taxes	Schedule I
Tax Return	Schedule I
Third Party Claim	Section 9.4(b)
Trade Secrets	Schedule I
Trademarks	Schedule I
Trading with the Enemy Act	Schedule I
Transaction Expenses	Section 11.4
Transferred Books and Records	Section 1.1(g)
Transferred Employee	Section 7.6(a)
Transition Date	Section 7.6(a)
USPTO	Section 3.22(a)
Vendor	Section 3.29(b)
WARN	Schedule I

Execution Copy

TABLE OF DEFINITIONS

“Action” means any suit, action, arbitration, cause of action, claim, complaint, prosecution, audit, inquiry, investigation, governmental or other proceeding, whether civil, criminal, administrative, investigative or informal, at law or at equity, before or by any Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Anti-Terrorism Laws” means any applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Laws comprising or implementing the Bank Secrecy Act and applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, exemption, clearance, qualification or certification, including all pending applications therefor or renewals thereof, issued by, made available by or filed with any Government Authority.

“Books and Records” means all books, records, information, files, manuals, databases and other materials maintained by or on behalf of the Company in any medium (including, where available, digital media), including all customer, vendor and mailing lists and databases, advertising materials, files and correspondence, market research studies and surveys, operating data and plans, production data, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), equipment repair, maintenance and service records, sales and promotional materials and records, purchasing and billing records, research and development files, data, intellectual property disclosures, media materials, accounting files and records, sales order files, personnel records and all lists of and all rights in and to the information contained therein.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of Virginia.

Execution Copy

“Business Material Adverse Effect” means any fact, event, change, development or effect that, individually or together with any one or more other facts, events, changes, developments or effects, is materially adverse to (a) the assets, operations, capitalization, reasonably likely business prospects, results of operations or financial condition of the Business, or (b) the ability of the Member and the Company to consummate the transactions contemplated by this Agreement, except to the extent resulting from (u) changes in general local, domestic, foreign, or international economic conditions, (v) changes affecting generally the industries or markets in which the Company operates the Business, (w) acts of war, sabotage or terrorism, military actions or the escalation thereof, (x) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (y) any other action required by this Agreement, or (z) the announcement of the transactions contemplated by this Agreement (provided, however, with respect to each of clauses (u) through (x) above, that such general conditions do not affect the Business in a disproportionate manner).

 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“COBRA” means the group health plan continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA and the applicable provisions of the American Recovery and Reinvestment Act of 2009.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Company Employee” means any individual who is employed or engaged as a consultant or independent contractor by the Company on the Transition Date.

“Company Indebtedness” means any Indebtedness of the Company outstanding as of immediately prior to the Closing plus any costs or expenses arising or resulting from the payment of any such Indebtedness prior to the Closing (including any pre-payment fees or penalties).

“Company Intellectual Property” means all Intellectual Property owned, licensed, used or held by the Company.

“Company Services” means the services that the Company offers or provides or has previously offered or provided.

“Company Transaction Expenses” means all Transaction Expenses of the Company outstanding as of immediately prior to the Closing.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property are bound, in each case as amended, supplemented, waived or otherwise modified.

“Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

Execution Copy

“Employee Benefit Plans” means each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, pension, retirement, cash balance, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, incentive (including cash, equity option, equity bonus, equity appreciation, phantom equity, restricted equity and equity purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance or other termination pay, other welfare and fringe benefit or remuneration of any kind, whether written or unwritten or otherwise funded or unfunded, including all employee benefit plans within the meaning of Section 3(3) of ERISA which is sponsored, maintained, contributed to or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any employee, officer or Member of the Company or under which the Company or any ERISA Affiliate has or may have any current or future liability or obligation.

“Environmental Law” means any Law or Order relating to the environment or occupational health and safety, including any Law or Order pertaining to (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection of groundwater, surface water or soil; (iv) the release or threatened release into the environment of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping; or (v) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for Materials of Environmental Concern.  As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Regulations promulgated thereunder.

“ERISA Affiliate” means any person, trade, business or other entity treated as a single employer with the Company under Sections 414(b), (c) or (m) of the Code or Section 4001(a)(14) of ERISA.

“Excepted Representations” means the representations and warranties set forth in Sections 3.1 (Organization, Good Standing and Qualification), 3.2 (Subsidiaries and Investments), 3.3 (Ownership of the Company), 3.4 (Authorization; Binding Obligation), 3.7 (Business Licenses), 3.8(a) (Title to and Condition of Properties; Sufficiency of Assets; Ownership of Assets), 3.15 (Compliance with Laws) 3.16(e)–(f) (Employment Matters), 3.17 (No Brokers), 3.18 (Taxes), 3.20 (Transactions with Affiliates); Sections 4.1 (Organization; Good Standing and Qualification), 4.2 (Authority; Execution; Enforceability), and 4.3 (Title to Company Membership Percentages); and Sections 5.1 (Organization; Good Standing and Qualification), 5.2 (Authorization; Binding Obligation), and 5.3 (Consents and Approvals) hereof.

“GAAP” means generally accepted accounting principles in the United States.

Execution Copy

“Governmental Authority” means: (a) any nation, state, county, city, town, municipality, or other jurisdiction of any nature; (b) any federal, state, municipal or local governmental or quasi-governmental entity or authority of any nature; (c) any Court or tribunal exercising or entitled to exercise judicial authority or power of any nature; (d) any multinational organization or body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; and (e) any department or subdivision of any of the foregoing, including any commission, branch, board, bureau, agency, official or other instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Government Bid” means any offer, proposal or quote made by the Company prior to the Closing Date which is outstanding and which, if accepted, would result in a Government Contract.

“Government Contract” means any contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchasing agreement, Federal Supply Schedule contract, pricing agreement, CRADA, letter agreement, grant or other similar Contract of any kind, between the Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this definition, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Indebtedness” means Liabilities (including Liabilities for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, (ii)  evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) under conditional sale or other title retention agreements, (v)  issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi)  of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed and (vii) under leases required to be accounted for as capital leases under GAAP.

“Intellectual Property” means worldwide trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents  or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); trade secrets and other confidential or proprietary information, know-how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and discoveries (whether patentable or not) (collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, processes, work flows, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; Uniform Resource Locators (URLs) and Internet domain names and applications therefor (and all interest therein), IP addresses, adwords, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction.

Execution Copy

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company” (and similar terms and phrases) means the actual knowledge of any of Jenny Johnson, Stephen J. Bernstein and Jay A. Turtora, and any knowledge which was or could reasonably have been obtained by such Persons in the prudent exercise of their duties or upon due inquiry of those employees reporting thereto, whose duties would, in the normal course of business affairs, result in such employees having knowledge concerning the subject in question.

“Knowledge of the Member” (and similar terms and phrases) means the actual knowledge of Stephen J. Bernstein and Jay A. Turtora, and any knowledge which was or could reasonably have been obtained by such Persons in the prudent exercise of their duties or upon due inquiry of those employees reporting thereto, whose duties would, in the normal course of business affairs, result in such employees having knowledge concerning the subject in question.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority, including all Orders, having the effect of law in each such jurisdiction.

“Legal Expenses” means reasonable attorney’s, accountants’, investigators’, and experts’ fees, and expenses reasonably sustained or incurred in connection with the defense or investigation of any Losses.

“Liabilities” means any debts, liabilities, obligations, claims, charges, damages, demands and assessments of any kind, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

Execution Copy

“Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Losses” means losses, damages, liabilities, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including reasonable attorneys’ fees).

“Materials of Environmental Concern” means any substances, chemicals, compounds, solids, liquids, gases, materials, pollutants or contaminants, hazardous substances (including as such term is defined under CERCLA), solid wastes and hazardous wastes (including as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, asbestos or substances containing asbestos, polychlorinated biphenyls or any other material subject to regulation under any Environmental Law.

“Open Source Software” means (i) any software that requires as a condition of use, modification and/or distribution of such software, that such software: (a) be disclosed or distributed in source code, (b) be licensed for the purpose of making derivative works, and/or (c) can be redistributed only free of enforceable Intellectual Property rights, and/or (ii) any software that contains, is derived in any manner (in whole or in part) from, or statically or dynamically links against any software specified in (i).  For exemplary purposes only, and without limitation, any software modules or packages licensed or distributed under any of the following licenses or distribution models shall qualify as Open Source Software:  (a) the GNU General Public License or Lesser/Library GPL, (b) the Artistic License, (c) the Mozilla Public License, (d) the Common Public License, (e) the Sun Community Source License, and (f) the Sun Industry Standards Source License.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Governmental Authority.

“Ordinary Course of Business” means the usual and ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Company.

“Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including the articles or certificate of incorporation, organization or association, and its by-laws or memorandum of association, and with respect to any limited liability company, those instruments that at the time constitute its certificate of formation as filed or recorded under the Laws of the jurisdiction of its organization, and its operating agreement or limited liability company agreement, in each case including all amendments thereto, as the same may have been restated and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

Execution Copy

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Agreements” means the Bill of Sale, the Non-competition Agreements and the Employment Agreement.

“Software” means computer programs, known by any name, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, code libraries, debugging files, linking files, program files, data files, computer and related data, field and date definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, macros, scripts, compiler directives, program architecture, design concepts, system designs, program structure, sequence and organizations, screen displays and report layouts and all other material related to any such computer programs.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests in such entity.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Governmental Authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, health insurance, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and  interest, penalties and additions to tax imposed with respect thereto.

“Trading with the Enemy Act” means the Trading with the Enemy Act of 1917, 50 U.S.C. §1, et. seq., and any Regulations thereunder, as the same may be amended from time to time.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the Regulations promulgated thereunder.